PROSPECTUS
JANUARY 22, 1996

                                  $70,000,000

                                     PRIDE
                                   PETROLEUM
                                    SERVICES

              6 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2006

     The Debentures are convertible into Common Stock of the Company at any time prior to maturity at a conversion price of $12.25 per share (equivalent to a conversion rate of 81.633 shares per $1,000 principal amount of Debentures), subject to adjustment under certain circumstances. Interest on the Debentures is payable semi-annually on February 15 and August 15, commencing August 15, 1996. On January 22, 1996, the last reported sale price of the Common Stock on the NASDAQ National Market System (where it is traded under the symbol "PRDE") was $10 per share. The Debentures have been approved for listing on the NASDAQ SmallCap Market under the symbol "PRDEG."

     The Debentures are redeemable, in whole or in part, at the option of the Company, for cash at any time on or after March 1, 1999 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. The Company will be required to offer to purchase the Debentures in the event of a Change of Control (as defined) or if the Company's Common Stock ceases to be listed on the NASDAQ National Market System or a national securities exchange, at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The Debentures will mature on February 15, 2006. See "Description of Debentures."

     The Debentures are unsecured general obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. In addition, the Debentures are effectively subordinated to all of the creditors of the Company's subsidiaries, including trade creditors. The Indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its subsidiaries. At September 30, 1995, as adjusted to give effect to this offering and the anticipated use of the net proceeds therefrom, the Company and its subsidiaries would have had an aggregate of $105.4 million of consolidated indebtedness and other obligations effectively ranking senior to the Debentures. See "Use of Proceeds" and "Description of Debentures."

     SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE DEBENTURES OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------------
                                               PRICE TO           UNDERWRITING DISCOUNTS       PROCEEDS TO THE
                                            THE PUBLIC (1)         AND COMMISSIONS (2)            COMPANY(3)
------------------------------------------------------------------------------------------------------------------
Per Debenture........................           100.0%                   3.0%                      97.0%
Total (4)............................        $70,000,000              $2,100,000                $67,900,000
------------------------------------------------------------------------------------------------------------------

(1) PLUS ACCRUED INTEREST, IF ANY, FROM THE DATE OF ISSUANCE.

(2) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."

(3) BEFORE DEDUCTING EXPENSES ESTIMATED AT $500,000 PAYABLE BY THE COMPANY.

(4) THE COMPANY HAS GRANTED TO THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO AN ADDITIONAL $10,500,000 AGGREGATE PRINCIPAL AMOUNT OF DEBENTURES, ON THE SAME TERMS AND CONDITIONS AS SET FORTH ABOVE, TO COVER OVER-ALLOTMENTS, IF ANY. IF SUCH OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO THE PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO THE COMPANY WILL BE $80,500,000, $2,415,000, AND $78,085,000, RESPECTIVELY. SEE "UNDERWRITING."

    The Debentures are offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the Debentures will be made in New York, New York on or about January 26, 1996.

DONALDSON, LUFKIN & JENRETTE
   SECURITIES CORPORATION
                            ROBERT W. BAIRD & CO.
                                 INCORPORATED
                                                 MORGAN KEEGAN & COMPANY, INC.

                                   [PHOTOS]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES AND THE COMMON STOCK AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET SYSTEM IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                                      2

                              PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED. AS USED IN THIS PROSPECTUS, THE "COMPANY" OR "PRIDE" REFERS TO PRIDE PETROLEUM SERVICES, INC. AND ITS SUBSIDIARIES.

THE COMPANY

     Pride Petroleum Services, Inc. is a leading domestic and international provider of well servicing, workover, contract drilling, completion, and plugging and abandonment services, both on land and offshore. The Company's fleet of 519 owned rigs is the world's second largest, consisting of 429 land-based rigs divided among three operating regions in the United States, 65 land-based rigs deployed in international markets, 23 offshore platform rigs located in the Gulf of Mexico and two drilling/workover barge rigs located in Venezuela. The Company performs maintenance and workovers necessary to operate producing oil and gas wells efficiently and provides contract drilling of new wells in certain international and offshore markets. The Company also provides services for the completion of newly drilled oil and gas wells and plugging and abandonment services at the end of a well's useful life.

     Through the implementation of an aggressive growth and diversification strategy, which commenced in mid-1993, the Company has increased its total assets approximately two and one-half times, from $94.0 million as of June 30, 1993 to $256.8 million as of September 30, 1995. Revenues have increased approximately two-fold, from $127.1 million for the year ended December 31, 1993 to $252.8 million for the twelve months ended September 30, 1995, and EBITDA (earnings before interest, taxes, depreciation and amortization) has increased approximately four-fold, from $9.1 million to $38.9 million for the same periods. For the nine months ended September 30, 1995, revenues increased 55% to $198.5 million from $128.0 million during the same period in 1994 and EBITDA increased 189% to $33.2 million from $11.5 million during the same period in 1994.

BUSINESS STRATEGY

     The Company's goal is to achieve revenue and earnings growth through a strategy of (i) acquisitions in both international and domestic markets, (ii) deployment of its excess domestic rig capacity to more profitable international markets and (iii) upgrades to enhance the capabilities and profitability of its existing rig fleet. International and offshore operations generally have greater profit potential than domestic land-based operations because of less competition, higher utilization and stronger demand resulting from a general trend by major oil operators toward shifting expenditures to exploration and development activities abroad. For these reasons, the Company has actively sought to diversify beyond its domestic land-based operations, which prior to mid-1993 accounted for substantially all of the Company's revenues and earnings. For the nine months ended September 30, 1995, the Company's international and offshore operations accounted for approximately 57% of the Company's total revenue and 77% of the Company's total earnings from operations.

     In implementing its strategy, since mid-1993, the Company has acquired four businesses with 47 land-based rigs serving international markets and a fleet of 22 rigs serving the domestic offshore market. The Company has further expanded international operations by deploying 28 underutilized rigs from its U.S. fleet to Argentina, Venezuela and Russia since entering those markets. Additionally, in 1994 the Company constructed two drilling/workover barge rigs now operating in Venezuela, and in 1995 constructed one platform rig now operating in the Gulf of Mexico. Because the Company believes that providing high quality equipment, employees and services in a safe work environment is critical to its strategy, the Company has committed substantial capital to an ongoing rig refurbishment program and to quality, safety and management training programs.

                                      3

INTERNATIONAL OPERATIONS

     Since the beginning of 1993, the Company has expanded its international operations through acquisitions and deployment of underutilized domestic assets into Argentina, Venezuela, Colombia and Russia. The Company currently operates 45 rigs in Argentina, 11 land-based and two barge rigs in Venezuela, six rigs in Colombia and three rigs in Russia. In July 1993, the Company purchased established well servicing and drilling operations in Argentina and Venezuela and, in February 1994, acquired a four-rig competitor in Argentina. The Company has also upgraded and deployed 25 rigs from its U.S. land-based fleet to Argentina and Venezuela and plans to use a portion of the proceeds of this offering to upgrade and deploy four drilling and seven workover rigs to international markets in early 1996. In 1994, the Company built two drilling/workover barge rigs which were placed in operation in Venezuela in January 1995 under ten-year contracts. In October 1995, the Company acquired a six-rig drilling operation in Colombia. During the first half of 1993, the Company deployed three rigs from its U.S. land-based fleet to Western Siberia. The Company continues to review opportunities to expand internationally through deployment of underutilized domestic assets, acquisitions and new rig construction projects. International operations accounted for approximately 38% of the Company's operating revenues in the first nine months of 1995, while generating 50% of earnings from operations.

DOMESTIC OFFSHORE OPERATIONS

     In June 1994, the Company commenced operations in the Gulf of Mexico through the acquisition of the largest fleet of offshore platform workover rigs in that market. The Company operates 23 platform rigs (approximately 45% of available market capacity), a fleet approximately twice as large as that of its next largest competitor. The Company has made substantial capital improvements in this fleet and believes it has one of the most technologically advanced fleets in the industry, which the Company believes has led to higher day rates and increased utilization of its rigs. Domestic offshore operations accounted for approximately 19% of the Company's operating revenues for the first nine months of 1995, while generating 26% of earnings from operations.

DOMESTIC LAND-BASED OPERATIONS

     The Company's domestic land-based fleet consists of 429 rigs that operate from 21 service locations concentrated primarily in California, the Permian Basin areas of West Texas and New Mexico, and the Texas and Louisiana Gulf Coast. Pride has enhanced the profitability of its domestic land-based operations by increasing efficiency and implementing cost-saving measures. The Company actively considers acquisition opportunities in its three principal domestic markets when such acquisitions may result in significant consolidation savings and operating efficiencies. In March 1995, the Company acquired an operator of 35 well servicing rigs in New Mexico. The Company has increased earnings from such operations from $1.3 million for the year ended December 31, 1993 to $4.4 million for the twelve months ended September 30, 1995. Domestic land-based operations accounted for approximately 43% of the Company's operating revenues for the first nine months of 1995, while generating 24% of earnings from operations.

                                      4

                                 THE OFFERING

Securities Offered...................  $70,000,000 principal amount of 6 1/4% Convertible Subordinated
                                       Debentures due 2006 (the "Debentures").

Payment of Interest..................  February 15 and August 15, commencing August 15, 1996.

Conversion Rights....................  The Debentures are convertible, at the holder's option, into shares of Common Stock of the Company at any time at or prior to maturity at a conversion price of $12.25 per share, subject to adjustment under certain circumstances as described herein (the
                                       "Conversion Price"). Accordingly, each $1,000 principal amount of
                                       Debentures is convertible into 81.633 shares of Common Stock, subject to adjustment, for an aggregate of 5,714,285 shares for all the Debentures. See "Capitalization."

Optional Redemption..................  The Debentures are redeemable, in whole or in part, at the option of the Company at any time on or after March 1, 1999 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption.

Change of Control/Failure to Maintain
  Listing............................  If a Change of Control (as defined) occurs, or if the Common Stock ceases to be listed on the NASDAQ
                                       National Market System or a national securities exchange, each holder of Debentures will have the right to require the Company to purchase all or any part of such holder's Debentures at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Subordination........................  The Debentures are general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior
                                       Indebtedness (as defined) of the Company. In addition, the
                                       Debentures are effectively subordinated to all of the creditors of the Company's subsidiaries, including trade creditors. The indenture governing the Debentures will not include any covenants limiting or restricting the ability of the Company or its
                                       subsidiaries to incur any indebtedness.

Maturity.............................  February 15, 2006.

Use of Proceeds......................  The net proceeds from the sale of the Debentures will be used to fund capital expenditures, primarily for rig fleet expansion in international and offshore markets, to repay indebtedness and for general corporate purposes. See "Use of Proceeds."

Trading..............................  The Debentures have been approved for listing on the NASDAQ
                                       SmallCap Market under the symbol "PRDEG." The Company's Common
                                       Stock is traded on the NASDAQ National Market System
                                       (symbol: PRDE).

                                      5

                            SUMMARY FINANCIAL DATA

                                                                                                NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                       -----------------------------------------------------  --------------------
                                         1990       1991       1992       1993       1994       1994       1995
                                                (IN THOUSANDS, EXCEPT RATIOS, RIGS AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues.............................  $ 101,654  $ 112,224  $ 101,382  $ 127,099  $ 182,336  $ 128,036  $ 198,512
Operating costs......................     78,980     87,700     83,829    100,305    139,653     99,402    143,376
Depreciation and amortization........      4,641      5,861      5,649      6,407      9,550      6,807     12,077
Selling, general and
  administrative.....................     11,208     13,825     14,076     17,572     25,105     16,802     23,620
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) from operations......  $   6,825  $   4,838  $  (2,172) $   2,815  $   8,028  $   5,025  $  19,439
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss)(1)...............  $   4,666  $   3,519  $    (842) $   5,940  $   6,214  $   3,836  $  11,227
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss) per share(1).....  $     .29  $     .22  $    (.05) $     .36  $     .30  $     .20  $     .44
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
OTHER OPERATING DATA:
EBITDA(2)............................  $  11,507  $  10,800  $   3,482  $   9,087  $  17,273  $  11,512  $  33,156
Capital and acquisition
expenditures.........................     13,756      5,918      4,094     21,875     81,388     55,869     36,425
Ratio of earnings to fixed charges(3)
    Historical.......................       33.6x      14.3x      (1.3)x      5.8x       6.2x       5.8x       4.1x
    Pro forma(4).....................                                                    1.7x       1.4x       2.7x
BALANCE SHEET DATA (AT END OF
PERIOD):
Working capital......................  $  20,884  $  25,983  $  29,989  $  21,758  $  26,640  $  31,218  $  28,914
Property and equipment, net..........     46,359     46,424     45,084     62,823    139,899     97,508    173,264
Total assets.........................     85,600     89,819     94,842    109,981    205,193    172,910    256,818
Long-term debt, net of current
  portion............................      5,944      4,908      3,648        200     42,096      6,488     58,817
Shareholders' equity.................     58,946     62,376     61,774     69,126    111,385    108,960    126,546
NUMBER OF RIGS (AT END OF PERIOD):
International........................     --         --         --             51         60         54         67
Domestic -- offshore.................     --         --         --         --             22         22         23
Domestic -- land-based...............        409        437        430        410        400        404        429
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total number of rigs.............        409        437        430        461        482        480        519
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------

------------
(1) Net earnings for the year ended December 31, 1993 include $3,835,000 ($.23 per share), representing the cumulative effect of a change in accounting for income taxes. See Note 5 of Notes to Consolidated Financial Statements.

(2) EBITDA (earnings before interest, taxes, depreciation, and amortization) is presented here to provide additional information about the Company's operations. EBITDA should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a better measure of liquidity.

(3) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest and the portion of operating lease rental expense that represents the interest factor).

(4) Assumes the Debentures bear interest at an annual rate of 6%, but does not give effect to interest earned on proceeds of this offering prior to application thereof.

                                      6

                          INVESTMENT CONSIDERATIONS

     THE FOLLOWING SHOULD BE CONSIDERED CAREFULLY WITH THE INFORMATION PROVIDED ELSEWHERE IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, INCLUDING THE FINANCIAL STATEMENTS AND THE NOTES THERETO, IN REACHING A DECISION REGARDING AN INVESTMENT IN THE DEBENTURES OFFERED HEREBY.

DEPENDENCE ON OIL AND GAS INDUSTRY; INDUSTRY CONDITIONS

     The Company's current business and operations are substantially dependent upon the conditions in the oil and gas industry and, specifically, the exploration and production expenditures of oil and gas companies. The demand for well servicing and workover activities is directly influenced by oil and gas prices, expectations about future prices, the cost of producing and delivering oil and gas, government regulations, local and international political and economic conditions, including the ability of the Organization of Petroleum Exporting Countries ("OPEC") to set and maintain production levels and prices, the level of production by non-OPEC countries and the policies of the various governments regarding exploration and development of their oil and gas reserves. A substantial amount of the Company's land-based equipment is currently in service in U.S. markets where, despite occasional upturns, the demand for well servicing and related services has been severely depressed for most of the last decade due in large part to prolonged weakness and uncertainty in oil and gas prices. Diminished demand during this period has led to lower day rates and lower utilization of available equipment.

OPERATING RISKS; INSURANCE

     The Company's operations are subject to the many hazards inherent in the well servicing industry. Performance of the Company's services requires the use of heavy equipment and exposure to hazardous conditions, which may subject the Company to liability claims by employees, customers and third parties. These hazards can cause personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage and suspension of operations. The Company's Gulf of Mexico fleet and the Venezuelan barge rigs are also subject to hazards inherent in marine operations, either while on site or during mobilization, such as capsizing, sinking, and damage from severe weather conditions. In certain instances, contractual indemnification of customers or others is required of the Company. The Company maintains workers' compensation insurance for its employees and other insurance coverage for normal business risks, including general liability insurance. Although the Company believes its insurance coverages to be adequate and in accordance with industry practice against normal risks in its operations, there can be no assurance that any insurance protection will be sufficient or effective under all circumstances or against all hazards to which the Company may be subject. The Company has elected not to insure most of its domestic land-based rigs against property damage. Because the Company is able to use its fleet of excess rigs to repair or replace damaged rigs, the Company believes such action is cost effective. The occurrence of a significant event against which the Company is not fully insured, or of a number of lesser events against which the Company is insured, but subject to substantial deductibles, could materially and adversely affect the Company's operations and financial condition. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates or on terms it considers reasonable or acceptable.

COMPETITION

     Competition is intense in all markets in which the Company operates, and with respect to certain services or operating regions, a few competitors may have greater access to financial or other resources than the Company. The domestic land-based well servicing industry is highly fragmented and is characterized by a few large companies and numerous smaller companies. In the international markets in which the Company operates, the Company believes that it has fewer competitors and a greater opportunity to operate under long-term contracts. Similarly, while competition in the Gulf of Mexico for platform workover services is intense, the Company has fewer competitors in that market. In recent

                                      7

years, customers have placed emphasis not only on pricing, but also increasingly on safety and quality of service. See "Business -- Competition."

CERTAIN CUSTOMERS

     In Argentina, approximately 68% of the Company's business for the nine months ended September 30, 1995 was conducted for YPF Sociedad Anonima ("YPF"), the successor to the operations of the former state-owned oil company. Services provided to YPF accounted for approximately 17% of the Company's consolidated revenues for the nine months ended September 30, 1995. One customer, Shell Oil Company, accounted for approximately 59% of revenues from domestic offshore operations for the nine months ended September 30, 1995. Revenues from Shell Oil Company and its affiliates from both land-based and offshore operations accounted for approximately 15% of consolidated revenues for the nine months ended September 30, 1995. The loss of YPF or Shell Oil Company and its affiliates as customers could have a material adverse effect on the Company's operations and financial condition. See "Business -- Customers."

INTERNATIONAL OPERATIONS

     An increasingly significant portion of the Company's revenues are attributable to international operations, which provided approximately 35% of the Company's revenues during the year ended December 31, 1994 and approximately 38% of the Company's revenues for the nine months ended September 30, 1995. Risks associated with operating in international markets include foreign exchange restrictions and currency fluctuations, foreign taxation, changing political conditions and foreign and domestic monetary and tax policies, expropriation, nationalization, nullification, modification or renegotiation of contracts, war and civil disturbances or other risks that may limit or disrupt markets. Although the Company has obtained political risk insurance from the Overseas Private Investment Corporation ("OPIC"), a U.S. government entity, with respect to its Venezuelan operations, such insurance cannot fully protect the Company against all possible losses. Additionally, the ability of the Company to compete in the international well servicing and drilling markets may be adversely affected by foreign governmental regulations that favor or require the awarding of such contracts to local contractors, or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. No predictions can be made as to what foreign governmental regulations may be enacted in the future that could be applicable to the Company's operations. See "Business -- International Operations" and "-- Contracts."

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

     Many aspects of the Company's operations are affected by domestic and foreign political developments and are subject to numerous state, federal and foreign governmental regulations that may relate directly or indirectly to the well servicing industry. The Company's operations routinely involve the handling of waste materials, some of which are classified as hazardous substances. Consequently, the regulations applicable to the Company's operations include those with respect to containment, disposal and controlling the discharge of hazardous oilfield waste and other non-hazardous waste material into the environment, requiring removal and cleanup under certain circumstances, or otherwise relating to the protection of the environment. Laws and regulations protecting the environment have become more stringent in recent years, and may in certain circumstances impose "strict liability," rendering a party liable for environmental damage without regard to negligence or fault on the part of such party. Such laws and regulations may expose the Company to liability for the conduct of, or conditions caused by, others, or for acts of the Company which were in compliance with all applicable laws at the time such acts were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on the Company. In addition, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas for economic, environmental or other reasons could have a material adverse effect on the Company's operations by limiting future well servicing opportunities.

                                      8

     The President of the United States has recently proposed the enactment of tax legislation that would, if enacted, disallow the interest deduction for certain issuances of convertible debentures on or after December 7, 1995 when it is substantially certain at the time of issuance that the conversion right will be exercised. The Company believes, based upon the conversion premium of the Debentures and the information that has been publicly released to date, that such legislation is not intended to apply to the Debentures. However, there can be no assurance regarding what form such legislative proposal might ultimately take, if enacted into law, including whether such legislation might adversely affect the Company's deduction of interest with respect to the Debentures.

SUBORDINATION; COMPANY STRUCTURE; SUBSIDIARY CASH FLOW

     The Debentures are general, unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company. Under the Indenture, generally, the Company will not be permitted to pay the principal of, or premium, if any, or interest on the Debentures or repurchase, redeem or otherwise retire any Debentures in the event of a default in the payment of any principal of, premium, if any, or interest on any Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless and until such payment default has been cured or waived, or in the event of certain other defaults with respect to Senior Indebtedness. In addition, the Debentures are effectively subordinated to all of the creditors of the Company's subsidiaries, including trade creditors. As of September 30, 1995, as adjusted to give effect to this offering and the anticipated use of the net proceeds therefrom, the Company and its subsidiaries would have had an aggregate of $105.4 million of consolidated indebtedness and other obligations effectively ranking senior to the Debentures. The Indenture will not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or any of its subsidiaries. See "Description of Debentures -- Subordination."

     The Company conducts a significant portion of its operations through both U.S. and foreign subsidiaries. Accordingly, the Company may be dependent, from time to time, in whole or in part, on its ability to obtain funds from its subsidiaries in order to service its indebtedness, including the Debentures. Certain financing arrangements that the Company's subsidiaries are party to impose restrictions on the ability of the Company to gain access to the cash flow or assets of its subsidiaries. In addition, the Company's foreign subsidiaries may face governmentally imposed restrictions, from time to time, on their ability to transfer funds to the Company. See "Business."

LACK OF LIQUIDITY

     Although the Debentures have been approved for listing on the NASDAQ SmallCap Market, there can be no assurance as to the liquidity of the trading market for the Debentures or that an active trading market for the Debentures will develop.

CERTAIN ANTI-TAKEOVER MEASURES

     Certain provisions of the Company's Articles of Incorporation and Bylaws, as well as certain provisions of Louisiana law, may serve to discourage takeover attempts that a shareholder might consider to be in its best interest. See "Description of Capital Stock -- Certain Provisions of the Articles, Bylaws and Louisiana Law." In addition, the Company has entered into employment agreements with certain key members of management providing for the payment of certain severance benefits to such persons in the event of their termination following a change in control of the Company.

                                      9

               PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is traded on the NASDAQ National Market System under the symbol "PRDE." The following table sets forth the high and low sale prices of the Common Stock for the periods indicated below as reported by NASDAQ.

                                             PRICE
                                        ---------------
                                        HIGH       LOW
1993
  First Quarter......................  $5         $3 1/2
  Second Quarter.....................   5 1/2      4 3/8
  Third Quarter......................   6 1/8      4 1/2
  Fourth Quarter.....................   7 1/2      4 7/8
1994
  First Quarter......................  $6 1/4     $4 7/8
  Second Quarter.....................   5 7/8      4 3/4
  Third Quarter......................   5 7/8      4 5/8
  Fourth Quarter.....................   5 1/2      4 5/8
1995
  First Quarter......................  $7 3/8     $4 3/4
  Second Quarter.....................   8 3/4      6 1/2
  Third Quarter......................  10 1/2      7 3/8
  Fourth Quarter.....................  11          8
1996
  First Quarter (through January 22).  11 1/2      9 3/4

     On January 22, 1996, the last reported sale price of the Common Stock on the NASDAQ National Market System was $10 per share. As of December 15, 1995, there were 2,155 holders of record of Common Stock.

     The Company has not paid any cash dividends on the Common Stock since becoming an independent publicly held corporation in September 1988. The Board of Directors currently intends to retain any earnings for use in the Company's business and does not anticipate paying dividends on the Common Stock at any time in the foreseeable future. Furthermore, the Company may be restricted from paying cash dividends on the Common Stock by the terms of future borrowing agreements.

                               USE OF PROCEEDS

     The net proceeds to the Company from the sale of Debentures offered hereby will be approximately $67.4 million ($77.6 million if the Underwriters' over-allotment option is exercised in full). Approximately $25 million of the net proceeds will be used to fund various capital projects, including the refurbishment, equipping and deployment to international markets of seven workover and four drilling rigs, the purchase and outfitting of a specially designed rig for land-based operations, the conversion of three conventional platform well-servicing rigs to modular, diesel-electric powered units and the purchase of auxiliary equipment to enhance the operating capability of the offshore fleet. Approximately $5 million of the net proceeds will be used to repay outstanding indebtedness under the Company's working capital facility, which provides for interest at the lender's prime rate plus 1% (currently 9.5%) and matures in April 1996, and another $5 million will be used to repay other outstanding indebtedness, which accrues interest at rates ranging from 8.0% to 9.5% with maturities ranging from less than one year to approximately four years. The balance of the proceeds will be available for general corporate purposes, including the replenishment of $6 million in working capital used to fund the acquisition of Marlin Colombia Drilling Co. Inc. in October 1995 and $2 million in working capital used during the second half of 1995 to acquire the four drilling rigs being refurbished as described above. Pending such uses, the Company will invest the net proceeds in short-term, investment grade securities. The Company intends to use any excess proceeds and available borrowing

                                      10

capacity to pursue its business strategy, including acquisitions and capital projects primarily in the offshore and international markets.

                                CAPITALIZATION

     The following table sets forth the consolidated short-term debt and capitalization of the Company and its subsidiaries as of September 30, 1995
(i) on a historical basis and (ii) as adjusted to give effect to the issuance and sale of the Debentures offered hereby by the Company (assuming the Underwriters' over-allotment option is not exercised) and application of the proceeds therefrom.

                                          SEPTEMBER 30, 1995
                                        -----------------------
                                         ACTUAL     AS ADJUSTED
                                            (IN THOUSANDS)
CASH AND CASH EQUIVALENTS(1).........   $ 11,139     $  43,539
                                        --------    -----------
                                        --------    -----------
SHORT-TERM DEBT AND CURRENT
  MATURITIES OF LONG-TERM DEBT.......   $ 12,756     $   3,022
                                        --------    -----------
                                        --------    -----------
LONG-TERM DEBT
     6 1/4% Convertible Subordinated
       Debentures due 2006...........   $  --        $  70,000
     Limited-recourse secured term
       loans.........................     39,413        39,413
     Secured term loans..............     10,430        10,430
     Notes payable...................      8,974         8,708
                                        --------    -----------
           Total long-term debt, net
             of current maturities...     58,817       128,551
                                        --------    -----------
SHAREHOLDERS' EQUITY
     Preferred Stock, no par value,
       5,000,000 shares authorized;
       no shares
        issued or outstanding........      --           --
     Common Stock, no par value;
       40,000,000 shares authorized;
        24,849,572 shares issued and
       24,795,352 shares
       outstanding(2)................          1             1
     Paid-in capital.................     95,190        95,190
     Treasury stock..................       (191)         (191)
     Retained earnings...............     31,546        31,546
                                        --------    -----------
           Total shareholders'
             equity..................    126,546       126,546
                                        --------    -----------
                Total
                   capitalization....   $185,363     $ 255,097
                                        --------    -----------
                                        --------    -----------

------------

(1) After giving effect to $25 million of capital expenditures and $10 million used to repay indebtedness as described in "Use of Proceeds."

(2) Does not include 2,153,350 shares reserved for issuance upon exercise of outstanding stock options, 622,200 shares available for future grants under the Company's stock option plans, 15,000 shares purchasable upon exercise of warrants or 5,714,285 shares initially issuable upon conversion of the Debentures.

                                      11

                           SELECTED FINANCIAL DATA

     The following selected consolidated financial information as of December 31, 1993 and 1994, and for each of the three years in the period ended December 31, 1994 has been derived from the audited consolidated financial statements of the Company included elsewhere herein. This information should be read in conjunction with such consolidated financial statements and the notes thereto. The selected income statement and balance sheet data for the nine-month periods ended or as of September 30, 1994 and 1995 have been derived from the unaudited consolidated financial statements of the Company, which include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of its financial position and results of operations for these periods. Operating results from the nine-month period ended September 30, 1995 are not necessarily indicative of the results that may be expected for the entire year. The selected consolidated financial information as of December 31, 1990, 1991 and 1992, and for each of the two years in the period ended December 31, 1991 has been derived from audited consolidated financial statements of the Company which are not included herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                               NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                       -----------------------------------------------------  --------------------
                                         1990       1991       1992       1993       1994       1994       1995
                                                   (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues.............................  $ 101,654  $ 112,224  $ 101,382  $ 127,099  $ 182,336  $ 128,036  $ 198,512
Operating costs......................     78,980     87,700     83,829    100,305    139,653     99,402    143,376
Depreciation and amortization........      4,641      5,861      5,649      6,407      9,550      6,807     12,077
Selling, general and
  administrative.....................     11,208     13,825     14,076     17,572     25,105     16,802     23,620
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) from operations......      6,825      4,838     (2,172)     2,815      8,028      5,025     19,439
Other income (expense)...............        766        880        813        504        106        (19)    (2,472)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) before income taxes
  and cumulative effect of change in
  accounting for income taxes........      7,591      5,718     (1,359)     3,319      8,134      5,006     16,967
Income tax provision (benefit).......      2,925      2,199       (517)     1,214      1,920      1,170      5,740
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss) before cumulative
  effect of change in accounting for
  income taxes.......................      4,666      3,519       (842)     2,105      6,214      3,836     11,227
Cumulative effect of change in
  accounting for income taxes........     --         --         --          3,835     --         --         --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss)..................  $   4,666  $   3,519  $    (842) $   5,940  $   6,214  $   3,836  $  11,227
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss) per share before
  cumulative effect of change in
  accounting for income taxes........  $     .29  $     .22  $    (.05) $     .13  $     .30  $     .20  $     .44
Cumulative effect of change in
  accounting for income taxes             --         --         --            .23     --         --         --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss) per share........  $     .29  $     .22  $    (.05) $     .36  $     .30  $     .20  $     .44
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average common shares and
  equivalents outstanding                 16,305     16,354     16,245     16,487     20,795     19,590     25,280
OTHER OPERATING DATA:
EBITDA(1)............................  $  11,507  $  10,800  $   3,482  $   9,087  $  17,273  $  11,512  $  33,156
Capital and acquisition
  expenditures.......................     13,756      5,918      4,094     21,875     81,388     55,869     36,425
Ratio of earnings to fixed
  charges(2).........................       33.6x      14.3x      (1.3)x      5.8x       6.2x       5.8x       4.1x
BALANCE SHEET DATA (AT END OF
  PERIOD):
Working capital......................  $  20,884  $  25,983  $  29,989  $  21,758  $  26,640  $  31,218  $  28,914
Property and equipment, net..........     46,359     46,424     45,084     62,823    139,899     97,508    173,264
Total assets.........................     85,600     89,819     94,842    109,981    205,193    172,910    256,818
Long-term debt, net of current
  portion............................      5,944      4,908      3,648        200     42,096      6,488     58,817
Shareholders' equity.................     58,946     62,376     61,774     69,126    111,385    108,960    126,546

------------

(1) EBITDA (earnings before interest, taxes, depreciation, and amortization) is presented here to provide additional information about the Company's operations. EBITDA should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a better measure of liquidity.

(2) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest and the portion of operating lease rental expense that represents the interest factor).

                                      12

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and the notes thereto included elsewhere herein.

     Increases and decreases in domestic well servicing activity historically have had a significant correlation with changes in oil and natural gas prices. International well servicing activity is also affected by fluctuations in oil and natural gas prices, but historically to a lesser extent than domestic activity. International well servicing contracts are typically for terms of one year or more, while domestic contracts are typically entered into for one or multiple wells. Accordingly, international well servicing activities generally are not as sensitive to short-term changes in oil and gas prices as domestic operations.

     Since 1993, the Company has entered into a number of transactions that have significantly expanded the Company's operations, including the following:

       In March 1995, the Company acquired X-Pert Enterprises, Inc. ("X-Pert"), which operates 35 well servicing rigs in New Mexico.

       In January 1995, the Company commenced operation of two drilling/workover barge rigs on Lake Maracaibo, Venezuela. The barges were constructed during 1994 pursuant to ten-year operating contracts entered into with Lagoven, S.A. ("Lagoven"), a subsidiary of the Venezuelan national oil company.

       In June 1994, the Company acquired the largest fleet of platform workover rigs, consisting of 22 units, in the Gulf of Mexico. An additional platform rig was constructed and added to the fleet in September 1995.

       In a series of transactions from mid-1993 through 1995, the Company acquired established businesses in Argentina, Venezuela and Colombia and deployed 28 rigs from its U.S. land-based fleet to Venezuela, Argentina and Russia.

RESULTS OF OPERATIONS

     The following tables set forth selected consolidated financial information of the Company by segment for the periods indicated:

                                                                                 NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                       -------------------------------------  ------------------------
                                          1992         1993         1994         1994         1995
                                                               (IN THOUSANDS)
Revenues:
     Domestic land...................  $   101,382  $   105,865  $    95,860  $    72,545  $    85,990
     Domestic offshore...............      --           --            23,441       11,229       37,564
     International...................      --            21,234       63,035       44,262       74,958
                                       -----------  -----------  -----------  -----------  -----------
           Total revenues............  $   101,382  $   127,099  $   182,336  $   128,036  $   198,512
                                       -----------  -----------  -----------  -----------  -----------
                                       -----------  -----------  -----------  -----------  -----------
Earnings (loss) from operations:
     Domestic land...................  $    (2,172) $     1,307  $     1,184  $     1,367  $     4,574
     Domestic offshore...............      --           --             3,304        1,172        5,074
     International...................      --             1,508        3,540        2,486        9,791
                                       -----------  -----------  -----------  -----------  -----------
           Total earnings (loss) from
             operations..............  $    (2,172) $     2,815  $     8,028  $     5,025  $    19,439
                                       -----------  -----------  -----------  -----------  -----------
                                       -----------  -----------  -----------  -----------  -----------

                                                                         NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                       -------------------------------  --------------------
                                         1992       1993       1994       1994       1995
Revenues:
     Domestic land...................      100.0%      83.3%      52.6%      56.6%      43.3%
     Domestic offshore...............     --         --           12.9        8.8       18.9
     International...................     --           16.7       34.5       34.6       37.8
                                       ---------  ---------  ---------  ---------  ---------
           Total revenues............      100.0%     100.0%     100.0%     100.0%     100.0%
                                       ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------
Earnings (loss) from operations:
     Domestic land...................      100.0%      46.5%      14.7%      27.2%      23.5%
     Domestic offshore...............     --         --           41.2       23.3       26.1
     International...................     --           53.5       44.1       49.5       50.4
                                       ---------  ---------  ---------  ---------  ---------
           Total earnings (loss) from
             operations..............      100.0%     100.0%     100.0%     100.0%     100.0%
                                       ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------

  NINE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1994

     REVENUES. Revenues for the nine months ended September 30, 1995 increased $70,476,000, or 55%, as compared to the corresponding period in 1994. Of this increase, $26,335,000 was attributable to domestic offshore operations, which the Company acquired in June 1994, and $30,696,000 was a result of expansion of the Company's international operations, primarily in Venezuela and Argentina. Revenues from Venezuelan operations increased primarily as a result of the commencement of operations of the Company's two drilling/workover barge rigs. Revenues from domestic land operations increased $13,445,000, primarily as a result of the acquisition of X-Pert in March 1995, as well as some improvement in pricing for the Company's services.

     OPERATING COSTS. Operating costs for the nine months ended September 30, 1995 increased $43,974,000, or 44%, as compared to the corresponding period in 1994. Of this increase, $17,687,000 was attributable to the Company's recently acquired domestic offshore operations, and $18,294,000 was a result of expansion of the Company's international operations, as discussed above. Operating costs related to domestic land operations increased $7,993,000, corresponding to the addition of X-Pert.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the nine months ended September 30, 1995 increased $5,270,000, or 77%, as compared to the corresponding period in 1994, primarily as a result of provisions for recently acquired domestic offshore and international assets.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for the nine months ended September 30, 1995 increased $6,818,000, or 41%, as compared to the corresponding period in 1994, primarily as a result of the inclusion of such costs for acquired domestic offshore, land and international operations. As a percentage of revenues, however, total selling, general and administrative costs declined to 12% for the first nine months of 1995 from 13% for the first nine months of 1994, as such costs have been spread over a larger revenue base.

     EARNINGS FROM OPERATIONS. The Company generated earnings from operations for the nine months ended September 30, 1995 of $19,439,000. Of this amount, $9,791,000 was generated by international operations, $5,074,000 was generated by domestic offshore operations and $4,574,000 was generated by domestic land operations. For the corresponding nine month period of 1994, international operations generated earnings from operations of $2,486,000, domestic offshore operations generated earnings from operations of $1,172,000 and domestic land operations generated earnings from operations of $1,367,000.

     OTHER INCOME (EXPENSE). Other income (expense) for the nine months ended September 30, 1995 included a gain of $1,049,000 from the insurance recovery relating to a domestic land rig which

                                      14

was destroyed in an explosion and fire, and other miscellaneous gains of $591,000 from asset sales, other insurance recoveries, foreign exchange transactions and other sources. Other income (expense) for the corresponding 1994 period consisted principally of net foreign currency translation losses of $363,000 resulting from the devaluation of the Venezuelan bolivar. Interest income increased to $577,000 for the nine months ended September 30, 1995 from $471,000 for the corresponding 1994 period, due to an increase in excess cash available for investment. Interest expense for the nine months ended September 30, 1995 increased to $4,689,000 from $170,000 for the corresponding 1994 period, primarily as a result of borrowings related to the two drilling/workover barge rigs, acquisitions and other additions to property and equipment.

     INCOME TAX PROVISION. The Company's consolidated effective income tax rate for the nine months ended September 30, 1995 increased to approximately 34% from approximately 23% for the corresponding period in 1994. The Company has estimated that approximately $600,000 of the insurance gain discussed above will not be subject to income tax. During the third quarter of 1994, the Company recognized the current tax benefits from the expected utilization of approximately $2,255,000 of foreign net operating loss carryforwards which were obtained in connection with the acquisition of a foreign enterprise. The Company had recognized a valuation allowance for the tax benefits of such foreign net operating loss carryforwards at the date the foreign enterprise was acquired.

  YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     REVENUES. Revenues for the year ended December 31, 1994 increased $55,237,000, or 43%, as compared to the corresponding period in 1993. Of this increase, $41,801,000 was attributable to the Company's international operations. The Company's expansion into Argentina and Venezuela did not begin until July 1993, while such operations generated revenues for all of 1994. The addition of the Company's domestic offshore operations in mid-1994 accounted for $23,441,000 of the increase. These increases were partially offset by a $10,005,000 decline in revenues as a result of a reduction in hours worked due to weaker demand for the Company's domestic land operations.

     OPERATING COSTS. Operating costs for the year ended December 31, 1994 increased $39,348,000, or 39%, as compared to the corresponding period in 1993. Of this increase, $31,636,000 was attributable to the Company's international operations and $16,875,000 was a result of the addition of the Company's offshore operations. These increases were partially offset by a $9,163,000 decline in operating costs as a result of reduced activity for the Company's domestic land operations.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the year ended December 31, 1994 increased $3,143,000, or 49%, as compared to the corresponding period in 1993, primarily as a result of provisions for recently acquired domestic offshore and international assets.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for the year ended December 31, 1994 increased $7,533,000, or 43%, as compared to the corresponding period in 1993, primarily as a result of the inclusion of such costs for acquired domestic offshore and international operations, offset somewhat by a decrease in such costs for domestic land operations. As a percentage of revenues, total selling, general and administrative expenses remained constant from 1993 to 1994 at approximately 14%.

     EARNINGS FROM OPERATIONS. The Company generated earnings from operations for the year ended December 31, 1994 of $8,028,000. Of this amount, $3,540,000 was generated from international operations (despite a loss from operations in Russia of $1,172,000), $3,304,000 was generated from domestic offshore operations and $1,184,000 was generated from domestic land-based operations. For the corresponding period in 1993, domestic land operations generated earnings from operations of $1,307,000 and international operations generated earnings from operations of $1,508,000, including earnings of $462,000 from Russian operations.

     OTHER INCOME (EXPENSE). Other income (expense) for the year ended December 31, 1994 consisted principally of net foreign currency translation losses of $362,000 resulting from the

                                      15

devaluation of the Venezuelan bolivar, partially offset by other miscellaneous income items. Interest expense of $207,000 for the twelve months ended December 31, 1994 resulted from debt related to the Company's newly acquired domestic offshore operations and other short-term working capital borrowing. During the year December 31, 1994, the Company capitalized $458,000 of interest expense in connection with construction projects, primarily the construction of the two workover/drilling barge rigs sent to Venezuela. During the corresponding period of 1993, the Company had no such borrowing or interest expense.

     INCOME TAX PROVISION. The Company's consolidated effective income tax rate for the year ended December 31, 1994 declined to approximately 24% from approximately 37%, before the cumulative effect of a change in accounting for income taxes, for the corresponding period in 1993, primarily as a result of the recognition of current tax benefits from the utilization of approximately $3,000,000 of foreign net operating loss carryforwards. The Company does not expect to recognize additional tax benefits from the utilization of foreign net operating loss carryforwards in 1995.

  YEAR ENDED DECEMBER 31, 1993 COMPARED TO YEAR ENDED DECEMBER 31, 1992

     REVENUES. Revenues for the year ended December 31, 1993 increased $25,717,000, or 25%, as compared to the corresponding period in 1992, with international revenues accounting for $21,234,000 of the increase. Domestic revenues increased $4,483,000 when compared to 1992. The domestic revenue increase resulted from increased rig hours worked and improved rates for services. The Company had no international revenues in 1992.

     OPERATING COSTS. Operating costs for the year ended December 31, 1993, increased $16,476,000, or 20%, as compared to the corresponding period in 1992, primarily due to the addition of international operations. Domestic operating costs decreased as a percentage of domestic revenues to 81% from 83%, primarily due to reduced insurance cost, which was partially offset by increased labor, repair, and supply costs.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the year ended December 31, 1993 increased $758,000, or 13%, as compared to the corresponding period in 1992, primarily as a result of additional depreciation expense on newly acquired assets of international operations. Domestic depreciation expense for 1993 decreased from that of 1992 as the Company replaced previously owned vehicles with leased vehicles.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for the year ended December 31, 1993 increased $3,496,000, or 25%, as compared to the corresponding period in 1992, primarily due to the increase in international operations expenses of $3,768,000, which was partially offset by a decrease in domestic selling, general and administrative expenses. As a percentage of revenues, total selling, general and administrative expenses remained constant from 1992 to 1993 at approximately 14%.

     EARNINGS FROM OPERATIONS. The Company generated earnings from operations during 1993 of $1,508,000 from international operations and $1,307,000 from domestic land operations. During 1992, when the Company's operations consisted entirely of domestic land operations, the Company generated a loss from operations of $2,172,000.

     OTHER INCOME (EXPENSE). Other income (expense) for 1993 included $167,000 of foreign exchange loss which was primarily the result of the Company's operations in Venezuela. Net interest income (interest income less interest expense) for 1993 was $169,000 lower than 1992, primarily as a result of a lower average cash balance following the consummation of Pride's international acquisitions.

     INCOME TAX PROVISION (BENEFIT). The Company's consolidated income tax rate for the years ended December 31, 1993 and 1992 was 37%, before the cumulative effect of a change in accounting for income taxes, and 38%, respectively. During 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and recorded a gain in the amount of $3,835,000 as the cumulative effect of a change in accounting for income taxes.

                                      16

LIQUIDITY AND CAPITAL RESOURCES

     The Company had net working capital of $28,914,000, $26,640,000 and $21,758,000 at September 30, 1995 and December 31, 1994 and 1993,
respectively. In October 1995, the Company used approximately $6 million of its working capital to fund the acquisition of Marlin, which operates six drilling rigs in Colombia. The Company's current ratio was 1.6, 1.8 and 1.9 at September 30, 1995 and December 31, 1994 and 1993, respectively. In June 1994, the Company completed the public issuance of 6,918,000 shares of common stock, which resulted in net cash proceeds to the Company of approximately $32,000,000. The Company utilized $20,608,000 of such proceeds toward the purchase of 22 offshore platform workover rigs that operate in the Gulf of Mexico. The balance of the proceeds from the public offering were used to fund the upgrading of certain of the acquired offshore assets as well as other capital expenditures for the refurbishment and deployment of rigs from its domestic fleet to Argentina. The Company believes that its available funds, together with the proceeds from this offering and cash generated from operations, will be sufficient to fund its capital expenditures, working capital and debt service requirements.

     As of September 30, 1995, the Company had domestic bank commitments providing for guidance lines of credit of $18,000,000, against which letters of credit totaling $11,048,000 were outstanding. Substantially all of these letters of credit have been issued in favor of the Company's insurance carriers to guarantee payment of the Company's share of insured claims. As of September 30, 1995, the Company had accrued approximately $9,846,000 of claims liabilities, of which $5,626,000 was included in current liabilities and $4,220,000 was reflected as other long-term liabilities in the accompanying unaudited consolidated balance sheets. The Company has estimated the amount and timing of payment of these liabilities based on actuarial studies provided by the insurance carriers and past experience. Due to the nature of the Company's business and the structure of its insurance program, the occurrence of a significant event against which the Company is not fully insured, or of a number of lesser events against which the Company is insured, but subject to substantial deductibles, could significantly impact the operating results of the Company for a given period.

     During 1994, the Company entered into long-term financing arrangements with two Japanese trading companies in connection with the construction and operation of two drilling/workover barge rigs. The aggregate amount of the collateralized term loans was initially $42,000,000. As of September 30, 1995, $2,503,000 of accrued interest has been added to the principal amount of the loans. Pursuant to the terms of the loan agreements, interest, which accrues at a rate of 9.61% per annum, was added to the principal amount of the loans until the first scheduled payment in July 1995. At September 30, 1995, the outstanding balance of these loans was $43,117,000. The total amount of the loans is being paid from the proceeds of the related charter contracts in 109 equal monthly installments of principal and interest. In addition, a portion of contract proceeds is being held in trust to assure the timely payment of future debt service obligations. At September 30, 1995, $2,435,000 of such contract proceeds are being held in trust for the benefit of the lenders, and are not presently available for use by the Company. The terms of the financing agreement limit the lenders' recourse essentially to the barge rigs, contract proceeds and the assets of the Company's Venezuelan subsidiary. The Company also provided the lenders a limited guaranty with respect to certain political risks. The Company has obtained political risk insurance policies from OPIC to protect against political risks that could result in potential payments under the terms of the Company's guaranty.

     In connection with the acquisition and planned upgrading and expansion of its acquired offshore platform rig fleet in 1994, the Company established credit facilities with a lending institution in the aggregate amount of $14,400,000. In February 1995, this credit facility was amended to, among other things, increase the aggregate borrowing availability to $30,000,000. As of September 30, 1995, $12,590,000 of secured term loans and $2,773,000 of working capital line of credit borrowings were outstanding pursuant to this facility. The Company plans to continue a program to upgrade its offshore platform rig fleet throughout 1995. During the nine months ended September 30, 1995, the Company spent approximately $12,800,000 on offshore assets, including: (i) construction of a new "flagship"

                                      17

state-of-the-art diesel electric platform rig, (ii) major rig refurbishments and (iii) auxiliary equipment such as top-drive drilling systems, larger capacity pumps and generators and improved living quarters.

     In September 1995, the Company entered into an agreement with a financial institution for the sale and leaseback of up to $10,000,000 of equipment to be used in the Company's business. As of September 30, 1995, the Company had received proceeds of $5,500,000 pursuant to this facility. The Company has annual purchase and lease renewal options at projected future fair market values under the agreement. The lease has been classified as an operating lease for financial statement purposes. Rentals on the initial transaction are $1,167,000 annually. The net book value of the equipment has been removed from the balance sheet and the excess of $587,000 realized on the transaction has been deferred and will be amortized as a reduction of lease expense over the maximum lease term of five years.

     The Company spent approximately $3,800,000 during the nine months ended September 30, 1995 to complete construction of the two new drilling/workover barge rigs deployed in Venezuela. Rig refurbishment and international deployment costs for the nine months ended September 30, 1995 and 1994 were approximately $14,600,000 and $6,200,000, respectively.

     In March 1995, the Company acquired all of the outstanding capital stock of X-Pert for consideration of approximately $10,000,000, consisting of $3,000,000 cash, a note payable to the selling shareholders in the amount of approximately $6,000,000 and 200,000 shares of the Company's common stock. At such time, X-Pert had working capital and other monetary assets in excess of liabilities of approximately $3,000,000.

     Capital expenditures related to other domestic operations for the nine months ended September 30, 1995 and 1994 were approximately $3,200,000 and $3,000,000, respectively. Capital expenditures (excluding acquisitions, international rig deployment and drilling/workover barge costs) for the years ended December 31, 1994 and 1993 were $10,994,000 and $2,200,000, respectively. International rig refurbishment and deployment costs for the twelve months ended December 31, 1994 and 1993 were $9,952,000 and $9,900,000, respectively.

     The Company expects to continue to review opportunities to pursue its international and offshore equipment and technology expansion. From time to time, the Company has one or more bids outstanding for contracts that could require significant capital expenditures and mobilization costs. While the Company has no other definitive agreements to acquire additional equipment, suitable opportunities may arise in the future. The timing, size or success of any acquisition effort and the associated potential capital commitments are unpredictable. The Company expects to fund project opportunities and acquisitions primarily through a combination of working capital, cash flow from operations and full or limited recourse debt or equity financing.

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). SFAS No. 121, which is effective for fiscal years beginning after December 15, 1995, requires that long-lived assets and certain identifiable intangibles to be held and used by the entity, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company does not expect that the adoption of SFAS No.121 will have any material effect on its financial position or results of operations.

CURRENCY FLUCTUATIONS

     Deterioration in economic conditions in Venezuela resulted in significant devaluation of the country's currency during the first half of 1994. To a large extent, the Company has been able to insulate its ongoing operations from currency exchange losses by matching the local currency component of contracts to the amount of operating costs transacted in local currency. Further, the Company is continuing its efforts to maximize the U.S. dollar component of its Venezuelan contracts. During the first two quarters of 1994, the devaluation of the Venezuelan bolivar resulted in currency

                                      18

translation losses for the Company. These losses resulted principally from the translation of the net Venezuelan monetary assets (that is, essentially accounts receivable in excess of trade payables) at devaluing exchange rates from month to month.

     In the latter part of June 1994, the Venezuelan government imposed exchange control policies and established an official fixed exchange rate of 170 bolivars per U.S. dollar. This official rate was maintained for the remainder of 1994 and during the first three quarters of 1995. Accordingly, no currency translation losses resulted in those periods. On December 11, 1995, the Venezuelan government devalued its currency by revising the official exchange rate to 290 Venezuelan bolivars per U.S. dollar. The Company believes that the December 1995 devaluation will not result in any material currency translation loss to be recognized in its financial statements. If the official rate is subsequently revised or a market exchange mechanism is reimplemented so that the Venezuelan bolivar "floats" relative to the U.S. dollar, the Company could be susceptible to future translation losses with respect to its Venezuelan operations. The Company intends to continue to monitor developments in this regard and to take such measures as may be practical to limit its exposure to currency translation losses in future periods. However, there is no assurance that translation losses will not occur in the future.

                                      19

                                   BUSINESS

GENERAL

     Pride Petroleum Services, Inc. is a leading domestic and international provider of well servicing, workover, contract drilling, completion and plugging and abandonment services, both on land and offshore. The Company's fleet of 519 owned rigs is the world's second largest, consisting of 429 land-based rigs divided among three operating regions in the United States, 65 land-based rigs deployed in international markets, 23 offshore platform rigs located in the Gulf of Mexico and two drilling/workover barge rigs located in Venezuela. The Company performs maintenance and workovers necessary to operate producing oil and gas wells efficiently and provides contract drilling of new wells in certain international and offshore markets. The Company also provides services for the completion of newly drilled oil and gas wells and plugging and abandonment services at the end of a well's useful life.

     Pride is a Louisiana corporation with its principal executive offices located at 1500 City West Blvd., Suite 400, Houston, Texas 77042. Its telephone number at such address is (713) 789-1400.

BUSINESS STRATEGY

     The Company's goal is to achieve revenue and earnings growth through a strategy of (i) acquisitions in both international and domestic markets, (ii) deployment of existing domestic land-based capacity to more profitable international markets and (iii) upgrades to enhance the capabilities and profitability of its existing rig fleet. International and offshore operations generally have greater profit potential than domestic land-based operations because of less competition, higher utilization rates and stronger demand resulting from a general trend by major oil operators toward shifting expenditures to exploration and development activities abroad. For these reasons, the Company has actively sought to diversify beyond its domestic land-based operations, which prior to mid-1993 accounted for substantially all of the Company's revenues and earnings.

     In implementing its strategy, since mid-1993, the Company has acquired four businesses with 47 land-based rigs serving international markets and a fleet of 22 rigs serving the domestic offshore market. The Company has further expanded international operations by deploying 28 underutilized rigs from its U.S. fleet to Argentina, Venezuela and Russia since entering those markets. Additionally, in 1994 the Company constructed two drilling/workover barge rigs now operating in Venezuela, and in 1995 constructed one platform rig now operating in the Gulf of Mexico.

     The Company believes that providing high quality equipment, employees and services and a safe work environment is critical to its strategy. The Company has committed substantial capital to an ongoing rig refurbishment program to provide technological enhancements and to maintain the Company's equipment in high quality condition. Additionally, the Company has invested in quality, safety and management training programs. The Company believes that many smaller competitors have not undertaken comparable maintenance and upgrading of equipment or training of personnel, and do not have the financial resources to enable them to do so. The Company believes that certain of its customers give significant consideration to safety records and quality management systems of contractors in their screening and selecting processes, and that such factors will gain further importance in the future.

INTERNATIONAL OPERATIONS

     Since the beginning of 1993, the Company has expanded its international operations through acquisitions and deployment of underutilized domestic assets into Argentina, Venezuela, Colombia and Russia. The Company operates 45 rigs in Argentina, 11 land-based and two barge rigs in Venezuela, six rigs in Colombia and three rigs in Russia. In July 1993, the Company purchased established well servicing and drilling operations in Argentina and Venezuela and, in February 1994, acquired a four-rig competitor in Argentina. The Company has also upgraded and deployed 25 rigs from its U.S. land-based fleet to Argentina and Venezuela and plans to use a portion of the proceeds of this offering to

                                      20

upgrade and deploy four drilling and seven workover rigs to international markets in early 1996. In 1994, the Company built two drilling/workover barge rigs, which were placed in operation in Venezuela in 1995 under ten-year contracts. In October 1995, the Company acquired a six-rig drilling operation in Colombia. During the first half of 1993, the Company deployed three rigs from its U.S. land-based fleet to Western Siberia. The Company continues to review opportunities to expand internationally through redeployment of underutilized domestic assets, acquisitions and new rig construction projects.

     In Argentina, the Company's fleet currently consists of 45 rigs, seven of which are drilling rigs and the balance of which are workover rigs. The Argentine oil production market has experienced improved conditions in recent years as a result of general economic reform, sales of certain state-owned oilfields to private operators and privatization of the state-owned oil company, the predecessor of YPF. These improved conditions have resulted in additional demand for rig services. The Company operates a fleet of oilfield haul trucks and maintains camps to provide eating and sleeping accommodations for its employees and for employees of certain of its customers. The Argentine base camps are stocked with significant levels of spare parts and operating supplies to avoid interruption of services. The Company believes that this established infrastructure provides the Company with a competitive advantage in the Argentine market.

     The Company's fleet in Venezuela currently consists of 11 land rigs and two drilling/workover barge rigs. In recent years, the Venezuelan national oil company has entered into operating service agreements with a number of international oil companies to rehabilitate and develop approximately 80 "marginal" fields. Development of these fields is providing additional demand for rig services in Venezuela. In July 1995, the Venezuelan Congress enacted legislation that, through production sharing contracts, creates a new mechanism for private sector involvement in the oil and gas industry in that country. Venezuelan government estimates indicate that $10 billion or more in new investment will be needed over the next ten years to develop the initial ten projects selected for development pursuant to production sharing contracts. The Company believes it is well positioned to capitalize on any resulting opportunities.

     In January 1995, the Company's two drilling/workover barge rigs began operations on Lake Maracaibo, Venezuela, pursuant to contracts with Lagoven which run through 2004. The two barge rigs were completed for an aggregate total cost of approximately $42 million, which was financed on a project basis by two Japanese trading firms. Terms of the financing agreement limit the lenders' recourse essentially to the barge rigs, related proceeds and the assets of the Company's Venezuelan subsidiary. The Company also provided the lenders a limited guaranty with respect to certain political risks. The Company has obtained political risk insurance policies from OPIC to protect against political risks that could result in potential payments under the terms of the Company's guaranty.

     In October 1995, the Company purchased all of the capital stock of Marlin Columbia Drilling Co. Inc. ("Marlin") from a member of the Royal Dutch/Shell Group of Companies for approximately $6 million. For the twelve months ended September 30, 1995, Marlin generated revenues of approximately $7 million. The Colombian government has recently enacted policies to encourage oil and gas exploration and production activities, and the Company believes it will be able to compete effectively for any resulting business opportunities.

     In 1993, the Company formed a Russian company and deployed one workover/drilling rig and two small well servicing rigs in Russia. These rigs have been equipped for severe cold weather conditions and are supported by heavy equipment, including oilfield trucks and a large capacity forklift with earth moving capability. The Company believes that there will be significant opportunities in Russia if, and when, the political situation in that country stabilizes and allows a more meaningful flow of international investment capital for rehabilitation and development of its oil fields.

                                      21

DOMESTIC OFFSHORE OPERATIONS

     In June 1994, the Company commenced operations in the Gulf of Mexico through the acquisition of the largest fleet of offshore platform workover rigs in that market. The Company operates 23 platform rigs (approximately 45% of available market capacity), a fleet approximately twice as large as that of its next largest competitor. The Company has made substantial capital improvements in this fleet and believes it has one of the most technologically advanced fleets in the industry, which the Company believes has led to higher day rates and increased utilization of its rigs.

     The Company generally utilizes its offshore rigs to service wells located on platforms in water depths of greater than 125 feet. Platform rigs consist of well servicing equipment and machinery arranged in modular packages which are transported to and assembled and installed on fixed offshore platforms owned by the customer. Fixed offshore platforms are steel tower-like structures that stand on the ocean floor, with the top portion, or platform, above the water level and providing the foundation upon which the platform rig is placed. Certain of the Company's heavy workover platform rigs are capable of operating at well depths of up to 18,000 feet. In addition to providing workover services offshore, the Company is performing an increasing amount of drilling and horizontal re-entry services utilizing portable top drives, enhanced pumps and solids control equipment for drilling fluids.

DOMESTIC LAND-BASED OPERATIONS

     The Company's domestic land-based fleet consists of 429 rigs that operate from 21 service locations concentrated primarily in California, the Permian Basin areas of West Texas and New Mexico, and the Texas and Louisiana Gulf Coast. Pride has enhanced the profitability of its domestic land-based operations by increasing efficiency and implementing cost-saving measures. The Company actively considers acquisition opportunities in its three principal domestic markets when such acquisitions may result in significant consolidation savings and operating efficiencies. In March 1995, the Company acquired an operator of 35 well servicing rigs in New Mexico. The Company has increased earnings from such operations from $1.3 million for the year ended December 31, 1993 to $4.4 million for the twelve months ended September 30, 1995.

     The Company worked 293 of its domestic land-based rigs at some time during 1994, with most of the inactive rigs being maintained in workable condition. The Company's inactive rigs generally can be mobilized quickly, giving Pride substantial operating leverage to take advantage of new market opportunities. As a result of international opportunities for Pride's services and equipment, the Company has shipped 28 previously inactive rigs from its U.S. fleet to international markets since mid-1993.

SERVICES PROVIDED

     The Company provides oil field services to oil and gas exploration and production companies, primarily through the use of mobile well servicing rigs, together with crews of generally three to four persons. Additional equipment, such as pumps, tanks, blowout preventers, power swivels, coiled tubing units and foam units, is also provided by the Company as may be required and requested by the customer for a particular job. The Company also provides trucking services for moving large equipment and hauling fluids to and from the job sites of its customers.

     Well servicing can be categorized as to the type of job performed: maintenance, workover or completion.

  MAINTENANCE SERVICES

     Maintenance services are required on producing oil and natural gas wells to ensure efficient, continuous operation. These services consist of routine mechanical repairs necessary to maintain production from the well, such as repairing parted sucker rods or replacing a defective downhole pump in an oil well or replacing defective tubing in a gas well. The Company provides the rigs, equipment and crews for these maintenance services, which are performed on both oil and gas wells but which are more often required on oil wells. Many of the Company's rigs also have pumps and tanks that can be

                                      22

used for circulating fluids into and out of the well. Maintenance jobs are often performed on a series of wells in geographic proximity to each other, typically take less than 48 hours per well to complete and generally require little, if any, revenue-generating equipment other than a rig.

     Maintenance services are generally required throughout the life of a well. The need for these services does not depend on the level of drilling activity and is generally independent of short-term fluctuations in oil and gas prices. Accordingly, the demand for maintenance services is generally more stable than for other well servicing activities. The general level of maintenance, however, is affected by changes in the total number of producing oil and gas wells.

  WORKOVER SERVICES

     In addition to needing periodic maintenance, producing oil and natural gas wells occasionally require major repairs or modifications, called "workovers." Workover services include the opening of new producing zones in an existing well, recompletion of a well in which production has declined, drilling out plugs and packers and the conversion of a producing well to an injection well during enhanced recovery operations. These extensive workover operations are normally performed by a well servicing rig with additional specialized accessory equipment, which may include rotary drilling equipment, mud pumps, mud tanks and blowout preventers, depending upon the particular type of workover operation. Most of the Company's rigs are designed and equipped to handle the more complex workover operations. A workover may last anywhere from a few days to several weeks and generally requires additional revenue-generating equipment.

     The level of workover services is sensitive to changes in oil and gas prices. When oil and gas prices are low, there is little incentive to perform workovers on wells to increase production, and operators of wells tend to defer workover services. As oil and gas prices increase, the incentive to increase production also improves and the number of workovers increases as operators seek to increase production by enhancing the efficiency of their wells through workovers.

  COMPLETION SERVICES

     Completion services prepare a newly drilled well for production. The completion process may involve selectively perforating the well casing at the depth of discrete producing zones, stimulating and testing these zones and installing downhole equipment. Newly drilled wells are frequently completed by a well servicing rig so that an operator can avoid using a higher-cost drilling rig any longer than necessary. The completion process may require a few days to several weeks, depending on the nature and type of the completion, and will also generally require additional revenue-generating equipment.

     The market for well completions is directly related to drilling activity levels which are very sensitive to changes in oil and gas prices. During periods of weak drilling demand, drilling contractors will frequently price the well completion work competitively with a workover rig so that the drilling rig stays on the job for a longer period of time. Thus, excess drilling capacity will serve to reduce the amount of completion work available to the well servicing industry.

  DRILLING SERVICES

     The Company provides contract drilling services to oil and gas operators in certain international and offshore markets. Some of the Company's workover rigs that are operating internationally can also be used for drilling, although the Company has specialized drilling rigs and ancillary equipment in its international locations.

  ADDITIONAL SERVICES

     The Company also provides packer sales and service, oil field trucking, plugging and abandonment services and well bore cleaning and production enhancement services. In addition, the Company sells oil field supplies on a retail basis through a wholly owned subsidiary.

                                      23

COMPETITION

     Competition in the international markets in which the Company operates is generally limited to substantially fewer companies than in the domestic land-based market. These companies range from large multinational competitors offering a wide range of well servicing and drilling services to smaller, locally owned businesses. The Company believes that it is competitive in terms of pricing, performance, equipment, safety, availability of equipment to meet customer needs and availability of experienced, skilled personnel in those international areas in which it operates. Currently, the Company has a strong market position in Argentina and Venezuela, and believes it is well positioned in Colombia and Russia.

     The Company believes that in the Gulf of Mexico there are approximately 12,000 producing oil and gas wells and that such wells generally require workovers about once every five years in order to maintain optimal production levels. The market for offshore platform workover rig services is highly competitive, with the Company's two most significant competitors being Nabors Industries with 11 rigs and Pool Energy Services Co. ("Pool") with eight rigs, as compared to 23 for the Company.

     The domestic land-based well servicing industry is highly fragmented and is characterized by a few large companies and numerous smaller companies. Competition is primarily on a local market basis, and the Company generally competes with several well servicing contractors within a 50-mile radius of each service location. Pride and its most significant competitor in this market, Pool, are the largest companies serving the domestic land-based well-servicing market. Both Pride and Pool operate in multiple geographic regions and each has in excess of 400 domestic land-based rigs. Pride competes with Pool in all three of the Company's principal domestic regions. Two other competitors, each having 100 to 200 rigs, compete with the Company in separate domestic regions. There are several regional companies that have fleets of 30 to 60 rigs which operate from several service bases within each region. Numerous other competitors have 10 or fewer rigs and operate in limited market areas.

     Excess capacity in the well servicing industry has resulted in severe price competition throughout much of the past decade. In the well servicing market, possibly the most important competitive factor in establishing and maintaining long-term customer relationships is having an experienced, skilled and well-trained work force. In recent years, customers have placed emphasis not only on pricing, but also increasingly on safety and quality of service. The Company believes that certain of its customers give significant consideration to safety records and quality management systems of contractors in their screening and selecting processes, and that such factors will gain further importance in the future. In that regard, the Company has directed substantial resources toward employee safety and quality management training programs, as well as its employment review process. While the Company's efforts in these areas are not unique, many competitors, particularly small contractors, have not been able to undertake similar training programs for their employees. One of the benefits of distinguishing itself in safety and quality is that the Company has been able to establish strategic alliances with certain major customers.

CUSTOMERS

     In international markets, the Company works for government-owned oil companies, large multinational oil companies and locally owned independent operators. In Argentina, approximately 68% of the Company's business for the nine months ended September 30, 1995 was conducted for YPF, the successor to the operations of the former state-owned oil company. Services provided to YPF accounted for approximately 17% of the Company's consolidated revenues for the nine months ended September 30, 1995. The remainder of the Company's Argentine customers are large multinational oil companies and locally owned independent operators. In Venezuela, the Company provides services for three subsidiaries of Petroleos de Venezuela, S.A., the state-owned oil company, as well as multinational oil companies. In Russia, the Company's current contract is with a joint venture entity co-owned by a large multinational operator and a Russian production association. The Company's U.S. customers

                                      24

are predominantly major integrated and large independent operators. One customer, Shell Oil Company, accounted for approximately 59% of revenues from domestic offshore operations for the nine months ended September 30, 1995. Revenues from Shell Oil Company and its affiliates from both land-based and offshore operations accounted for approximately 15% of consolidated revenues for the nine months ended September 30, 1995.

CONTRACTS

     Most of the Company's contracts provide for compensation on either an hourly or daily basis. Under such contracts, the Company receives a fixed amount per hour or per day for servicing or drilling the well. Such contracts also generally provide that the customer pay for movement of the equipment to the job site, assembly and dismantling.

     In the United States, many jobs are performed on a "call-out" or "as requested" basis and may involve one or multiple wells. Such work is performed pursuant to the Company's published operating rates and general work terms and conditions or according to the terms of service arrangements established with the operators.

     In international markets, contracts generally provide for a term of one to two years. Such contracts are often awarded to the successful bidder of the customer's project tender. When contracting abroad, the Company is faced with the risks of currency fluctuation and, in certain cases, exchange controls. Typically, the Company limits these risks by obtaining contracts providing for payment in freely convertible foreign currency or U.S. dollars. To the extent possible, the Company seeks to limit its exposure to potentially devaluating currencies by matching its acceptance thereof to its expense requirements in such local currencies. There can be no assurance that the Company will be able to continue to take such actions in the future, thereby exposing the Company to foreign currency fluctuations which could have a material adverse effect upon its results of operations and financial condition. Currently, foreign exchange in Argentina and Colombia is carried out on a free-market basis. However, there can be no assurances that the local monetary authorities in these countries will not implement exchange controls in the future. In Venezuela, the government has imposed exchange control policies and has established an official exchange rate relative to the U.S. dollar. To date, contracts for the Company's operations in Russia have provided for payment in U.S. dollars.

     The Company's contracts with Lagoven for the operation of the two drilling/workover barge rigs on Lake Maracaibo provide for a term which runs through 2004. Rates under the contracts are subject to contractual escalation and are denominated in part in U.S. dollars and in part in local currency. The portion of the rate denominated in U.S. dollars may be paid in local currency based on prevailing exchange rates provided that exchange into U.S. dollars can be readily effected. Presently, the U.S. dollar portion of the Company's contracts with Lagoven is being paid in U.S. dollars. Lagoven can terminate a contract with respect to a barge upon payment of a "make-whole" termination fee, in which event it will be required to purchase the barge.

SEASONALITY

     In general, the Company's business activities are not significantly affected by seasonal fluctuations. In the United States, all of the Company's rigs are located in geographical areas which are not subject to severe weather that would halt operations for prolonged periods. The Company's rigs in Russia have been winterized so that they may continue to operate during periods of severe cold weather.

PROPERTY

     The Company's property consists primarily of well servicing rigs, drilling rigs and ancillary equipment, all of which are owned by the Company.

     A well servicing rig consists of a mobile carrier, engine, drawworks and derrick. The primary function of a well servicing rig is to act as a hoist so that pipe, rods and downhole equipment can be

                                      25

run into and out of a well. A single derrick rig is able to stand up single joints of tubing in the derrick and hang double joints of rods. A double derrick rig is able to stand up double joints of tubing in the derrick and hang triple joints of rods. A swab unit is a specialized piece of equipment used solely for swabbing or cleaning operations. It includes a short derrick and small drawworks mounted on a truck. The majority of the Company's rigs are large double capacity derrick units. All of the Company's well servicing rigs can be readily moved between well sites and between geographic areas of operations.

     A drilling rig consists of engines, drawworks, a mast, pumps to circulate the drilling fluid, blowout preventers, drill string and related equipment. The engines power a rotary table that turns the drill string, causing the drill bit to bore through the subsurface rock layers. The rock cuttings are carried to the surface by the circulating drilling fluid. The intended well depth and the drilling site conditions are the principal factors that determine the size and type of rig most suitable for a particular drilling job.

     The Company's drilling/workover barge rigs have crew quarters, storage facilities, and related equipment mounted on floating barges with the drilling equipment cantilevered from the stern of the barge. The barges are towed to the drilling location and are held in place by anchors while drilling or workover activities are conducted.

     The Company owns and operates vacuum, transport and winch trucks; plugging and cementing units; hyperclean and filtration units; and foam units, pumps, generators, power swivels, coiled tubing units and similar ancillary equipment. The Company owns approximately 600 vehicles and leases approximately 525 others. The Company also owns 17 sets of accommodation modules which may be leased to customers to provide temporary living quarters for crews working on offshore platforms, as well as several cranes utilized for lifting heavy equipment onto the platforms.

     The corporate office in Houston, Texas occupies approximately 18,000 square feet of leased space under a lease that expires in April 1998. The Company owns 18 and leases 16 of its office and yard locations in Texas, Louisiana, Oklahoma, New Mexico and California, not all of which are currently being used. In Argentina, the Company leases 4,500 square feet of office space in Buenos Aires and owns five operating bases and leases three others. In Venezuela, the Company leases two operating bases with an office facility at one. In Colombia, the Company leases office space in Bogota and an operating base in Neiva. Shore-based operations for the Company's offshore platform rig operations are conducted from its owned facility in Houma, Louisiana. The shore facility is located on the intracoastal waterway and provides direct access to the Gulf of Mexico.

                                      26

     The following table sets forth the type, number and location of the land rigs owned by the Company and its subsidiaries as of December 15, 1995:

                             LAND-BASED RIG FLEET

                                                 SINGLE     DOUBLE     SWAB
              LOCATION                  TOTAL    DERRICK    DERRICK    UNIT    DRILLING
UNITED STATES:
  Southern Area --
     Alice, TX.......................     14      --           14      --       --
     McAllen, TX.....................     10      --           10      --       --
     Freer, TX.......................     11         5          6      --       --
     Liberty, TX.....................     13         1         12      --       --
     Winnsboro, TX...................      7      --            7      --       --
     Corpus Christi, TX..............     10      --         --         10      --
     Panola, TX......................     12         1          7        4      --
     Palestine, TX...................      3      --            3      --       --
     LaGrange, TX....................      9      --            9      --       --
     El Campo, TX....................     15      --           14        1      --
     South Houston, TX...............      9      --            9      --       --
     Lafayette, LA...................     12      --           12      --       --
     Kilgore, TX.....................     22         1         19        2      --
  Central Area --
     Midland, TX.....................     28      --           28      --       --
     Crane, TX.......................     35      --           35      --       --
     Hobbs, NM.......................     49      --           48        1      --
     Snyder, TX......................     17      --           17      --       --
     Artesia, NM.....................     11      --           11      --       --
  Western Area --
     Bakersfield, CA.................     61        24         37      --       --
     Ventura, CA.....................     13         1         12      --       --
     Taft, CA........................     47        32         15      --       --
  Elk City, OK (storage area)(1).....     11      --           11      --       --
  Undergoing Refurbishment(2)........     10      --           10      --       --
                                        -----     ----      -------    ----    -----
  Total United States................    429        65        346       18      --
                                        -----     ----      -------    ----    -----
INTERNATIONAL:
  Argentina --
     Comodora Rivadavia..............     24      --           19      --          5
     Rincon de los Sauces/Neuquen....     11      --            9      --          2
     Mendoza.........................      9      --            9      --       --
     Salta...........................      1      --            1      --       --
  Colombia...........................      6      --         --        --          6
  Venezuela..........................     11      --            8      --          3
  Russia.............................      3      --            1        2      --
                                        -----     ----      -------    ----    -----
  Total International................     65      --           47        2        16
                                        -----     ----      -------    ----    -----
TOTAL COMPANY........................    494        65        393       20        16
                                        -----     ----      -------    ----    -----
                                        -----     ----      -------    ----    -----

------------

(1) No operations are conducted from this facility.

(2) These rigs are being refurbished for international deployment.

                                      27

     The following table sets forth, as of December 15, 1995, certain information concerning the Company's offshore platform and Venezuelan barge rig fleet:

                 OFFSHORE PLATFORM AND VENEZUELAN BARGE RIGS

    RIG                                                      DRAWWORKS                             RATED
    NO.                   RIG TYPE                           MAKE/MODEL             HORSEPOWER     DEPTH      STATUS
OFFSHORE PLATFORM RIGS

   6        Concentric Tubing                      Gardner Denver 3000                   150       12,000     Active
  10        Concentric Tubing                      Gardner Denver 3000                   150       12,000     Stacked
  11        Light Workover                         Gardner Denver 3000                   350       10,000     Stacked
  14        Light Workover                         Gardner Denver 3000                   350       10,000    Available
  15        Light Workover                         Gardner Denver 3000                   350       10,000     Active
  30        Standard Workover                      Gardner Denver 500S(1)                650       15,000     Active
  80        Standard Workover                      Gardner Denver 500S                   650       15,000     Stacked
 100        Standard Workover                      Gardner Denver 500S                   650       15,000    Available
 110        Standard Workover                      Gardner Denver 500S                   650       15,000    Available
 130        Standard Workover                      Gardner Denver 500S                   650       15,000    Available
 170        Standard Workover                      Gardner Denver 500S                   650       15,000    Available
 200        Improved Workover                      Gardner Denver 500S                   650       15,000    Available
 210        Improved Workover                      Gardner Denver 500S                   650       15,000    Available
 220        Improved Workover                      Gardner Denver 500S                   650       15,000    Available
 650E       Improved Electric Workover             Gardner Denver 500S(1)                650       15,000     Active
 651E       Improved Electric Workover             Gardner Denver 500S(1)                650       15,000     Active
 653E       Improved Electric Workover             Gardner Denver 500S                   650       15,000     Active
 750E       Heavy Electric Workover                Dreco 750E(1)                         750       16,500     Active
 751E       Heavy Electric Workover                OIME SL-5(1)                          800       16,500     Active
 951        Heavy Workover                         Gardner Denver 1000S                1,000       18,000     Active
 952        Heavy Workover                         Gardner Denver 1000S                1,000       18,000     Active
1001E       Heavy Electric Workover                OIME SL-7(1)                        1,500       18,000     Active
1002E       Heavy Electric Workover                OIME SL-7(1)                        1,500       18,000       (2)
VENEZUELAN BARGE RIGS

PRIDE I     Drilling/Workover                      National 110UBDE(1)                  1,500      20,000     Active
PRIDE II    Drilling/Workover                      National 110UBDE                     1,500      20,000     Active

------------

(1) Equipped with top drive drilling system.

(2) Undergoing upgrading and major refurbishment.

                                      28

LEGAL PROCEEDINGS

     The Company is routinely involved in litigation incidental to its business, which often involves claims for significant monetary amounts, some of which would not be covered by insurance. In the opinion of management, none of the existing litigation will have any material adverse effect on the Company.

EMPLOYEES

     The Company currently employs approximately 750 salaried employees and approximately 3,600 hourly paid employees. Approximately 2,600 of the employees are located in the United States and 1,750 are located abroad. Hourly rig crew members comprise the vast majority of employees. Typically, a rig crew consists of an operator, a derrick man and two crewmen on the rig floor. In most cases, a rig supervisor oversees the rig crew, secures work orders from customers and maintains contact with the customer throughout the job.

     None of the Company's U.S. employees are represented by a collective bargaining unit. Many of the Company's international employees are subject to industry-wide labor contracts within their respective countries. Management believes that the Company's employee relations are good.

SEGMENT INFORMATION

     Information with respect to revenues, earnings from operations and identifiable assets attributable to the Company's industry segments and geographic areas of operations for the last three fiscal years is presented in
Note 11 of the Notes to Consolidated Financial Statements and Note 8 of Notes to Unaudited Consolidated Financial Statements.

                                      29

                                  MANAGEMENT

     The following table and descriptions set forth information regarding the directors and executive officers of the Company. Directors are elected at the Company's annual meeting of shareholders and serve for five-year terms or until their successors are elected and qualified or until their earlier resignation or removal in accordance with the Company's bylaws. Officers are elected annually by the Board of Directors and serve until their successors are chosen or until their resignation or removal.

      NAME                             AGE*               POSITION
Ray H. Tolson(1)....................    60  Chairman of the Board, President and
                                            Chief Executive Officer

Paul A. Bragg.......................    39  Vice President, Chief Financial
                                            Officer and Treasurer

Dexter R. Polk......................    64  Senior Vice President -- Domestic
                                            Operations

James W. Allen......................    52  Senior Vice President of Pride
                                            International, Ltd.

Robert W. Randall...................    53  Vice President -- General Counsel
                                            and Secretary

James T. Sneed(1)(2)(3).............    64  Director

Thomas H. Roberts, Jr.(2)(3)........    71  Director

Ralph D. McBride....................    49  Director

Jorge E. Estrada M..................    48  Director

James B. Clement(1)(2)(3)...........    50  Director

------------

 * As of December 15, 1995

(1) Member of Executive Committee

(2) Member of Audit Committee

(3) Member of Compensation Committee

     Ray H. Tolson was elected Chairman of the Board in December 1993. He has served as a director since August 1988 and as President and Chief Executive Officer of the Company and its predecessor since 1975.

     Paul A. Bragg joined the Company in July 1993 as its Vice President and Chief Financial Officer. In 1990, Mr. Bragg became President of BRM Capital Corporation, a private equity investment entity, of which he was co-founder. From 1988 through 1989, Mr. Bragg was an independent business consultant and managed private investments. He previously served as Vice President and Chief Financial Officer of Energy Service Company, Inc., an oilfield services company, from 1983 through 1987.

     Dexter R. Polk has been Senior Vice President -- Domestic Operations of the Company since April 1992. Prior thereto, he served as Senior Vice President -- Area Manager of the Company since 1985. He has been an officer of the Company since 1977. Mr. Polk will retire effective January 31, 1996.

     James W. Allen joined the Company in January 1993. He became Senior Vice President of Pride International, Ltd. in May 1994, responsible for international operations. From 1988 through 1992, Mr. Allen was an independent business consultant and managed private investments. From 1984 to 1988, he was Vice President -- Latin America for Energy Service Company, Inc. Mr. Allen has 28 years of oilfield experience with several different companies. Upon the retirement of Mr. Polk on January 31, 1996, Mr. Allen will oversee all of the Company's operations.

     Robert W. Randall has been Vice President and General Counsel of the Company since May 1991. He was elected Secretary of the Company in 1993. Prior to 1991 he was Senior Vice President, General Counsel and Secretary of Tejas Gas Corporation, a natural gas company.

     James T. Sneed has been a director of the Company since October 1992. In 1991 he retired after 37 years of employment with Mobil Oil Corporation where he was Production Manager USA.

                                      30

     Thomas H. Roberts, Jr. has been a director of the Company since 1988. He has also been Vice Chairman of the Executive Committee of DEKALB Energy Company for more than the past five years and is a director of IMC Fertilizer Group, Inc.

     Ralph D. McBride became a director of the Company in September 1995. Mr. McBride has been a partner with the law firm of Bracewell & Patterson, L.L.P., Houston, Texas, since 1980.

     Jorge E. Estrada M. has been a director of the Company since October 1993. For more than five years, Mr. Estrada has been President and Chief Executive Officer of JEMPSA Media and Entertainment, a company specializing in the Spanish and Latin American entertainment industry. Previously Mr. Estrada served as President -- Worldwide Drilling Division of Geosource and Vice President of Geosource Exploration Division -- Latin America. Mr. Estrada is a director of Production Operators Inc. and Wood Group USA Inc.

     James B. Clement has been a director of the Company since November 1993. Since 1977, he has been an executive officer of Offshore Logistics, Inc. and has served as its President, Chief Executive Officer and a director since 1988.

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following sets forth as of December 15, 1995 the beneficial ownership of Common Stock by (i) each director of the Company, (ii) each executive officer of the Company, (iii) all directors and officers as a group and (iv) the persons known to the Company to be the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of more than five percent of the outstanding shares of Common Stock.

                                                 COMMON STOCK
                                            BENEFICIALLY OWNED(1)
                                        ------------------------------
                                            NUMBER            PERCENT
                NAME                     OF SHARES(2)        OF CLASS
Ray H. Tolson........................       815,200             3.2%
Paul A. Bragg........................       346,000             1.4%
Dexter R. Polk.......................       176,000            *
James W. Allen.......................       300,000             1.2%
Robert W. Randall....................       110,000            *
James T. Sneed.......................        14,500            *
Thomas H. Roberts, Jr................       354,313             1.4%
Ralph D. McBride.....................       --                 *
Jorge E. Estrada M...................       410,000             1.7%
James B. Clement.....................        11,500            *
All directors and executive officers
  as a group (10 persons)............     2,537,513             9.6%
The Travelers, Inc...................     2,108,700(3)          8.5%
     65 East 55th Street
     New York, New York 10022
George D. Bjurman & Associates.......     2,176,615(3)          8.8%
     10100 Santa Monica Blvd.
     Suite 1200
     Los Angeles, California 90067
------------

 * Less than 1%.

(1) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all shares listed.

(2) Includes shares issuable upon exercise of options vesting within 60 days of December 15, 1995.

(3) Such information is based upon filings made with the Securities and Exchange Commission.

                                      31

                          DESCRIPTION OF DEBENTURES

     The Debentures will be issued pursuant to an indenture (the "Indenture"), dated as of January 26, 1996, by and between the Company and Marine Midland Bank, as trustee (the "Trustee"). The following summary of the Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by, reference to all of the provisions of the Debentures and the Indenture, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus constitutes a part. The terms of the Indenture are also governed by certain provisions contained in the Trust Indenture Act of 1939, as amended. Capitalized terms used herein without definition have the meanings ascribed to them in the Indenture. As used in this section, "the Company" refers to Pride Petroleum Services, Inc., exclusive of its Subsidiaries. Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference.

GENERAL

     The Debentures will be unsecured, subordinated, general obligations of the Company, limited in aggregate principal amount to $70,000,000 ($80,500,000 if the Underwriters' over-allotment option is exercised in full). The Debentures will be subordinated in right of payment to all Senior Indebtedness of the Company, as described under "Subordination" below. The Debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

     The Debentures will mature on February 15, 2006. The Debentures will bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1996, to the persons in whose names such Debentures are registered at the close of business on the February 1 or August 1 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     Principal or premium, if any, and interest on the Debentures will be payable, the Debentures will be convertible and the Debentures may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose. At the option of the Company, payment of interest may be made by check mailed to the holders of the Debentures (individually a "Holder" and collectively the "Holders") at the addresses set forth upon the registry books of the Company. No service charge will be made on any registration of transfer or exchange of the Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently located in New York City.

     The covenants and provisions contained in the Indenture and the Debentures would not necessarily afford the Holders protection in the event of a highly leveraged transaction involving the Company, including a leveraged transaction initiated or supported by the Company, the management of the Company or any affiliate of either party.

CONVERSION RIGHTS

     The Holder of any Debentures will have the right, at the Holder's option, to convert any portion of the principal amount thereof that is an integral multiple of $1,000 into shares of Common Stock at any time prior to maturity (unless earlier redeemed or repurchased) at the Conversion Price set forth on the cover page hereof (subject to adjustment as described below). The right to convert a Debenture called for redemption or delivered for repurchase will terminate at the close of business on the fifth or second Business Day, respectively, prior to the Redemption Date or Repurchase Date for such Debenture, unless the Company subsequently fails to pay the applicable Redemption Price.

     In the case of any Debenture which has been converted after any Record Date, but on or before the next Interest Payment Date, interest the stated due date of which is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest

                                      32

shall be paid to the Holder of such Debenture who is a Holder on such Record Date. Any Debenture so converted (provided such Debenture has not been called for redemption on a redemption date that occurs within such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Debentures being surrendered for conversion. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of Common Stock (as determined in accordance with the Indenture) at the close of business on the day of conversion.

     The Conversion Price will be subject to adjustment upon the occurrence of certain events, including: (a) any dividend (and other distributions) payable in Common Stock on any class of Capital Stock of the Company, (b) any issuance of rights, options or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock at a price per share less than the then current market price (as determined in accordance with the Indenture) of Common Stock, (c) any subdivision, combination or reclassification of Common Stock, (d) any distribution to all holders of Common Stock of assets, evidences of indebtedness, shares of Capital Stock, cash or securities other than Common Stock (other than dividends or distributions exclusively in cash or any dividend or distribution for which an adjustment is required to be made under (b) above), (e) any distribution consisting exclusively of cash (excluding any cash portion of distributions for which an adjustment is required to be made in accordance with (d) above, or cash distributed upon a merger or consolidation to which the second succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (i) all other such all-cash distributions made within the then preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by the Company or any of its Subsidiaries for Common Stock (any such tender offer being referred to as an "Offer") concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 12.5% of the Company's market capitalization (defined as being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date of such distribution, and
(f) the completion of an Offer that involves an aggregate consideration having a fair market value as of the expiration time of such Offer that, together with (i) any cash and other consideration paid or payable in an Offer that expired within the 12 months preceding the expiration of such Offer in respect of which no adjustment has been made and (ii) the aggregate amount of all other all-cash distributions made within the 12 months preceding the expiration of such Offer in respect of which no adjustments have been made (other than all-cash distributions to which the second succeeding paragraph applies), exceeds 12.5% of the Company's market capitalization on the expiration of such Offer. The Company reserves the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. No adjustment of the conversion price will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion price as last adjusted; PROVIDED, that the Company may make any such adjustment at its election.

     In the event that the Company distributes rights, options or warrants (other than those referred to in (b) in the preceding paragraph) pro rata to holders of Common Stock, so long as any such rights, options or warrants have not expired or been redeemed by the Company, the Holder of any Debenture surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon such conversion (the "Conversion Shares"), a number of rights, options or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights, options or warrants of separate certificates evidencing such rights, options or warrants (the "Distribution Date"), the same number of rights, options or warrants to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the rights, options or warrants, and (ii) if such conversion occurs after such Distribution Date, the same number of rights, options or warrants to which a holder of the number of shares of Common Stock into which such Debenture was convertible immediately prior to such Distribution Date would have been

                                      33

entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the rights, options or warrants. The conversion price of the Debentures will not be subject to adjustment on account of any declaration, distribution or exercise of such rights, options or warrants.

     In case of any reclassification, consolidation or merger of the Company with or into another Person or any merger of another Person with or into the Company (with certain exceptions), or in the case of any sale, transfer or conveyance of all or substantially all of the assets of the Company (computed on a consolidated basis), each Debenture then outstanding will, without the consent of any Holder, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of Common Stock into which such Debenture was convertible immediately prior thereto, after giving effect to any adjustment event (assuming such holder of Common Stock (i) is not a person party to such transaction and (ii) failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares).

     If at any time the Company makes a distribution of cash or property to shareholders that would be taxable to such shareholders as a dividend for Federal income tax purposes (for example, distributions of cash, assets or evidences of indebtedness of the Company, but generally not stock dividends or rights to subscribe for Common Stock), and pursuant to the antidilution provisions of the Indenture, the Conversion Price is decreased, such decrease may be deemed to result in taxable dividends to holders of the Debentures.

SUBORDINATION

     The Debentures are general, unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company. In addition, the Debentures are effectively subordinated to all of the creditors of the Company's Subsidiaries, including trade creditors. The Indenture will not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its Subsidiaries. As of September 30, 1995, as adjusted to give effect to this offering and the anticipated use of the net proceeds therefrom, the Company and its subsidiaries would have had an aggregate of $105.4 million of consolidated indebtedness and other obligations effectively ranking senior to the Debentures.

     The Indenture will provide that no payment may be made by the Company on account of the principal of, premium, if any, or interest on the Debentures, or to acquire any of the Debentures (including repurchases of Debentures at the option of the Holder) for cash or property (other than Junior Securities), or on account of the redemption provisions of the Debentures, in the event of
(i) default in the payment of any principal of, premium, if any, or interest on, any Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist, or (ii) any other event of default with respect to any Designated Senior Indebtedness permitting the holders of such Designated Senior Indebtedness (or a trustee or other representative on behalf of the holders thereof) to declare such Designated Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, upon written notice thereof to the Company and the Trustee by any holders of Designated Senior Indebtedness (or a trustee or other representative on behalf of the holders thereof) (the "Default Notice"), unless and until such event of default shall have been cured or waived or otherwise has ceased to exist, PROVIDED that such payments may not be prevented under clause (ii) above for more than 179 days after an applicable Default Notice has been received by the Trustee unless the Designated Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety, in which case no such payment may be made until such acceleration has been rescinded or annulled or such Designated Senior Indebtedness has been paid in full. No event of default that existed or was continuing on the date of any Default Notice (whether or not such event of default is on the same issue of Designated Senior Indebtedness) may be made the basis for the giving of a second Default Notice, and only one such Default Notice may be given in any 365-day period.
                                      34

     In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than Junior Securities) shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, then, unless such payment or distribution is no longer prohibited by the foregoing provisions, such payment or distribution shall be received and held in trust by the Trustee or such Holders or the Paying Agent for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by the Trustee or such Holders or the Paying Agent, as the case may be, to the holders of the Senior Indebtedness of the Company remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness in full after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

     Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors, (i) the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full before the Holders are entitled to receive any payment on account of the principal of, premium, if any, and interest on the Debentures (other than Junior Securities) and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled, except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness of the Company or their representative, ratably according to the respective amounts of Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     No provision contained in the Indenture or the Debentures will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the Debentures. The subordination provisions of the Indenture and the Debentures will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder, subject to the two preceding paragraphs, to pursue any other rights or remedies with respect to the Debentures.

     As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its Subsidiaries or a marshalling of assets or liabilities of the Company and its Subsidiaries, Holders of the Debentures may receive ratably less than other creditors.

REDEMPTION AT THE COMPANY'S OPTION

     The Debentures will not be subject to redemption prior to March 1, 1999 and will be redeemable on such date and thereafter at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice to each Holder, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing February 15 of the years indicated below, in each case together with accrued and unpaid interest thereon to the Redemption Date:

YEAR                                    PERCENTAGE
1999.................................    103.125%
2000.................................    102.083%
2001.................................    101.042%
2002 and thereafter..................    100.000%

                                      35

     In the case of a partial redemption, the Trustee shall select the Debentures or portions thereof for redemption on a pro rata basis, by lot, or by such other method as the Trustee shall determine to be fair and appropriate and in such manner as complies with any applicable depositary, legal and stock exchange requirements. The Debentures may be redeemed in part in multiples of $1,000 only.

     The Debentures will not be subject to any sinking fund.

     Notice of any redemption will be sent, by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date for redemption to the Holder of each Debenture to be redeemed to such Holder's last address as then shown upon the registry books. The notice of redemption must state, among other things, the Redemption Date, the Redemption Price, including the amount of accrued and unpaid interest to be paid upon such redemption, and that the Debentures called for redemption may not be converted after the fifth Business Day prior to the Redemption Date. Any notice which relates to a Debenture to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the Redemption Date, upon surrender of such Debenture, a new Debenture or Debentures in principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the Debentures or portions thereof called for redemption, unless the Company defaults in is obligations with respect thereto.

REPURCHASE OF DEBENTURES AT THE OPTION OF THE HOLDER

     The Indenture will provide that in the event that a Repurchase Event has occurred, each Holder will have the right, at such Holders' option, pursuant to an irrevocable and unconditional offer by the Company (the "Repurchase Offer"), to require the Company to repurchase all or any part of such Holder's Debentures (PROVIDED, that the principal amount of such Debentures must be $1,000 or an integral multiple thereof) on the date determined by the Company (the "Repurchase Payment Date") that is no later than 45 Business Days after the occurrence of such Repurchase Event, at a cash price determined by the Company (the "Repurchase Payment") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. The Repurchase Offer shall be made within 15 Business Days following a Repurchase Event and shall remain open for 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Repurchase Offer Period"). Upon expiration of the Repurchase Offer Period, the Company shall purchase all Debentures properly tendered in response to the Repurchase Offer.

     A Repurchase Event will be deemed to have occurred at such time as:

          (1)  there is a Change in Control (as defined) of the Company; or

          (2) the Company's Common Stock (or other common stock into which the Debentures are then convertible) is not listed for trading on a United States national securities exchange or the NASDAQ National Market System.

     The Indenture will provide that a "Change of Control" occurs (i) upon any merger or consolidation of the Company with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series or related transactions, if, immediately after giving effect to such transaction or transactions, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity, (ii) when any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors of the Company, or (iii) when, during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of

                                      36

the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     On or before the Repurchase Payment Date, the Company will (i) accept for payment Debentures or portions thereof properly tendered pursuant to the Repurchase Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Repurchase Payment for all Debentures or portions thereof so tendered and
(iii) deliver to the Trustee Debentures so accepted, together with an Officers' Certificate listing the Debentures or portions thereof being purchased by the Company. The Paying Agent will on the Repurchase Payment Date mail to the Holders of Debentures so accepted payment in an amount equal to the Repurchase Payment, and the Trustee will promptly authenticate and mail or deliver to each such Holder a new Debenture equal in principal amount to any unpurchased portion of the Debentures surrendered. Any Debentures not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Repurchase Offer on or as soon as practicable after the Repurchase Date.

     The term "all or substantially all of the assets" is likely to be interpreted by reference to applicable state law at the time applicable, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all of the assets" of the Company has occurred. In addition, no assurances can be given that the Company will be able to acquire the Debentures tendered upon the occurrence of a Repurchase Event.

     For purposes of this definition, (i) the terms "person" and "group" shall have the meaning used for purposes of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Issue Date, whether or not applicable; and (ii) the term "beneficial owner" shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date, whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

     The Change of Control feature of the Debentures may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between the Company and the Underwriters.

     The provisions of the Indenture relating to a Change of Control may not afford the Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect Holders, if such transaction does not constitute a Change of Control, as set forth above.

     To the extent applicable and if required by law, the Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E, Rule 13e-4 and any other tender offer rules under the Exchange Act and any other securities laws, rules and regulations which may then be applicable to any offer by the Company to purchase the Debentures at the option of Holders upon a Repurchase Event.

     The right to require the Company to repurchase Debentures as a result of the occurrence of a Change of Control could create an event of default under Senior Indebtedness as a result of which any repurchase could, absent a waiver, be blocked by the subordination provision of the Debentures. See
"-- Subordination." Failure of the Company to repurchase the Debentures when required would result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions. There can be no assurance that the Company will have sufficient resources to purchase Debentures upon a Change of Control.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

     The Indenture provides that the Company may not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series or related transactions,

                                      37

to another person or group of affiliated persons, unless (i) either (a) in the case of a merger or consolidation the Company is the surviving entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Debentures and the Indenture; and (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a PRO FORMA basis to such transaction.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and when a successor corporation duly assumes all of the obligations of the Company pursuant to the Indenture and pursuant to the Debentures, the Company will be released from its obligations under the Indenture and the Debentures, except as to any obligations that arise from or as a result of such transaction.

REPORTS

     The Company shall deliver to the Trustee its annual and quarterly reports, within 15 days after it files such reports with the Securities and Exchange Commission pursuant to the reporting requirements of Section 13 or 15(d) of the Exchange Act. The Company shall deliver to each Holder such annual and quarterly reports as it provides to its shareholders.

EVENTS OF DEFAULTS AND REMEDIES

     The Indenture will define an Event of Default as (i) the failure by the Company to pay any installment of interest on the Debentures as and when due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal of, or premium, if any, on the Debentures when and as the same become due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, pursuant to any Repurchase Offer or otherwise, (iii) the failure of the Company to perform any conversion of Debentures required under the Indenture and the continuance of any such failure for 30 days, (iv) the failure by the Company to observe or perform any other covenant or agreement contained in the Debentures or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of the then outstanding Debentures, a written notice specifying such default or breach, requesting that such default or breach be remedied and stating that such notice is a "Notice of Default" under the Indenture, (v) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries, (vi) a default in the payment of principal, premium or interest when due which extends beyond any stated period of grace applicable thereto or an acceleration for any other reason of the maturity of any Indebtedness (other than Limited Recourse Indebtedness, unless such default or acceleration results in any other Indebtedness (other than Limited Recourse Indebtedness) with an aggregate principal amount in excess of $10 million being accelerated or otherwise becoming due and payable) of the Company or any of its Subsidiaries with an aggregate principal amount in excess of $10 million and
(vii) final unsatisfied judgments not covered by insurance for the payment of money, or the issuance of any warrant of attachment against any portion of the property or assets of the Company or any of its Subsidiaries, aggregating in excess of $10 million, at any one time rendered against the Company or any of its Subsidiaries and not stayed, bonded or discharged within 75 days (or, in the case of any such final judgment that provides for payment over time, that shall remain so unstayed, unbonded or undischarged beyond any applicable payment date provided therein). The Indenture provides that, with certain exceptions, if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such Default.

     The Indenture will provide that if an Event of Default occurs and is continuing (other than an Event of Default specified in clause (v) above with respect to the Company), then in every such case, unless the principal of all of the Debentures shall have already become due and payable, either the

                                      38

Trustee or the Holders of 25% in aggregate principal amount of the Debentures then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all of the principal of the Debentures (or the Repurchase Payment if the Event of Default includes failure to pay the Repurchase Payment), including in each case accrued interest thereon, to be due and payable immediately. If an Event of Default specified in clause (v) above occurs with respect to the Company, all principal and accrued interest thereon will be immediately due and payable on all outstanding Debentures without any declaration or other act on the part of Trustee or the Holders. The Holders of no less than a majority in aggregate principal amount of Debentures generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Debentures which have become due solely by such acceleration, have been cured or waived.

     Prior to the declaration of acceleration of the maturity of the Debentures, the Holders of a majority in aggregate principal amount of the Debentures at the time outstanding may waive on behalf of all of the Holders any default, except a default in the payment of principal of or interest on any Debenture not yet cured, or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Debenture affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Debentures at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

AMENDMENTS AND SUPPLEMENTS

     The Indenture will contain provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Debentures at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; PROVIDED, that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity of any Debenture or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Debenture or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date thereof (including, in the case of redemption, on or after the Redemption Date) or the conversion of any Debenture, or reduce the Repurchase Price, or alter the redemption, subordination, conversion or repurchase provisions in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Debentures, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) adversely affect the right of such Holder to convert Debentures, or (iv) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Debenture affected thereby.

NO PERSONAL LIABILITY OF SHAREHOLDERS, OFFICER, DIRECTORS

     The Indenture will provide that no shareholder, employee, officer or director, as such, past, present or future of the Company or any successor corporation shall have any personal liability in respect of the obligations of the Company under the Indenture or the Debentures by reason of his or its status as such shareholder, employee, officer or director.

                                      39

CERTAIN DEFINITIONS

     "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

     "CAPITAL STOCK" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

     "DESIGNATED SENIOR INDEBTEDNESS" means any Senior Indebtedness that (i) at the time of delivery of a Default Notice, has an aggregate principal amount outstanding of at least $12.5 million and (ii) in the instrument evidencing the same or the assumption or guarantee thereof (or related documents to which the Company is a party) is expressly designated as "Designated Senior Indebtedness" for purposes of the Indenture (PROVIDED that such instrument or documents may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

     "INDEBTEDNESS" of any person means, without duplication, the following (whether currently outstanding or subsequently incurred or created): (a) all liabilities and obligations, contingent or otherwise, of any such person (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except such as would constitute trade payables to trade creditors in the ordinary course of business that are not more than 90 days past their original due date, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (b) all net obligations of such person under Interest Swap and Hedging Obligations; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any Capital Stock; and (d) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b) or (c), or this clause (d), whether or not between or among the same parties.

     "ISSUE DATE" means the date of the first issuance of the Debentures under the Indenture.

     "JUNIOR SECURITIES" of any Person means any Qualified Capital Stock (as defined in the Indenture) and any Indebtedness of such Person that is subordinated in right of payment to the Debentures and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Debentures.

     "LIMITED RECOURSE INDEBTEDNESS" means (A) Indebtedness with respect to the two drilling/workover barge rigs owned by the Company's Venezuelan Subsidiary as in effect on the date of the Indenture (the "Venezuelan Barge Financing") and (B) Indebtedness incurred to finance the purchase, acquisition, renovation or construction of capital assets and related items (including interest added to principal), or refinancings thereof, (i) in respect of which the recourse of the holder of such Indebtedness is effectively limited to specified assets or (ii) in which the recourse and security are similar to (or more favorable to the Company and its Subsidiaries than) the Venezuelan Barge Financing.

     "SENIOR INDEBTEDNESS" of the Company means (i) all Indebtedness of the Company unless, by the terms of the instrument creating or evidencing such Indebtedness, it is provided that such Indebtedness is not superior in right of payment to the Debentures or to other Indebtedness which is pari passu with, or subordinated to the Debentures, and (ii) any modifications, refundings, deferrals, renewals or extensions of any such Indebtedness or securities, notes or other evidences of Indebtedness issued in exchange for such Indebtedness; PROVIDED that in no event shall Senior Indebtedness include
(a) Indebtedness of the Company owed or owing to any Subsidiary of the Company or any officer,

                                      40

director or employee of the Company or any Subsidiary of the Company, (b) Indebtedness to trade creditors, or (c) any liability for taxes owed or owing by the Company.

     "STATED MATURITY" when used with respect to any Debenture, means February 15, 2006.

     "SUBSIDIARY," with respect to any person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person, (ii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner, or (iii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest.

                         DESCRIPTION OF CAPITAL STOCK

     The Company has 45,000,000 authorized shares of capital stock, consisting of 40,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value. To date no series of Preferred Stock has been designated or issued.

     The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Restated Articles of Incorporation of the Company, as amended (the "Articles"), a copy of which has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on each matter to be voted upon by the shareholders of the Company. Dividends may be paid to the holders of Common Stock when, as and if declared by the Board of Directors out of funds legally available for such purpose. Holders of Common Stock have no conversion, redemption, cumulative voting or preemptive rights. In the event of any liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company and payment or provision for payment of all amounts to which holders of all other series or classes of the Company's stock hereafter issued that rank senior as to liquidation rights to the Common Stock are entitled, the holders of Common Stock will be entitled to share ratably in any remaining assets of the Company. All outstanding shares of Common Stock are, and the shares issuable upon conversion of the Debentures will be, duly and validly issued, fully paid and nonassessable.

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

PREFERRED STOCK

     Shares of each series of Preferred Stock will have such rights and preferences as are fixed by the Board of Directors in the resolution or resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board of Directors has the authority, without further action of the holders of Common Stock, to fix the number of shares constituting that series and to fix the preferences, limitations and relative rights of the series, including the dividend rights, dividend rate, terms and prices of redemption, liquidation preferences, sinking fund rights, conversion rights and voting rights. It is expected that the holders of any series of Preferred Stock, when and if issued, will have priority with respect to dividends and any distributions upon liquidation of the Company, and may have other preferences over the holders of the Common Stock, including the preferential right to elect directors in the event dividends on the Preferred Stock are not paid for a specified period. Although the Company has no present intent to issue shares of Preferred Stock, the issuance of Preferred Stock could be used to discourage an unsolicited acquisition proposal or otherwise have an anti-takeover effect.

                                      41

CERTAIN PROVISIONS OF THE ARTICLES, BYLAWS AND LOUISIANA LAW

     The Articles, the Company's Bylaws (the "Bylaws") and Louisiana law contain certain other provisions that may impede an unsolicited takeover attempt or otherwise have an anti-takeover effect.

DIRECTOR TERMS AND RELATED PROVISIONS

     The Articles provide that the members of the Board of Directors of the Company will be elected for terms of five years and until their successors are elected and qualified. The Articles further provide that the number of directors will be as designated in the Bylaws, provided that no amendment to the Bylaws to decrease the number of directors shall shorten the term of any incumbent director. The Bylaws provide for six directors and in addition provide that the Bylaws may be amended by shareholders only upon the affirmative vote of at least 80% of the total voting power. In addition, the Articles provide that any vacancy on the Board of Directors may be filled by a vote of at least two-thirds of the directors then in office, and a director elected to fill a vacancy shall serve until the next shareholders' meeting held for the election of directors generally, provided that the shareholders have the right at a special meeting, if called for such purpose prior to such action by the Board of Directors, to fill a vacancy. The Articles also provide that directors may be removed only for cause and only by the affirmative vote of not less than 80% of the voting power, provided that the removal may only be effected at a meeting of shareholders called for that purpose.

SHAREHOLDER MEETINGS

     The Articles and the Bylaws provide that special meetings of shareholders may be called by any shareholder or group of shareholders holding in the aggregate at least 80% of the total voting power, or by the Chairman of the Board, the President or the Board of Directors of the Company.

SHAREHOLDER NOMINATIONS OF DIRECTORS

     The Articles provide that only persons who are nominated by, or at the direction of, the Board of Directors of the Company or by a shareholder who has given timely notice to the Secretary of the Company prior to the meeting at which directors are to be elected will be eligible for election as directors. To be timely, notice must be received by the Company at its principal executive offices not less than 45 days nor more than 90 days prior to the meeting (or, if less than 55 days' notice or prior public disclosure of the meeting date is given or made to shareholders, not later than the tenth day following the day on which such notice was mailed or such prior public disclosure was made). Notice to the Company from a shareholder who proposes to nominate a person at a meeting for election as a director must contain certain specified information about that person.

SUPERMAJORITY VOTE FOR CERTAIN BUSINESS COMBINATIONS

     The Articles provide that no Business Combination (as hereinafter defined) shall be effected unless it is approved at the shareholders' meeting called for that purpose by the affirmative vote of 80% of the total voting power of the holders of voting securities or other obligations with voting power (excluding such securities and obligations owned by an Acquiring Entity (as hereinafter defined) and its affiliates). In addition to the voting requirements, no Business Combination may be effected without first satisfying substantive conditions with regard to: (i) the consideration to be received by shareholders; (ii) certain restrictions prohibiting the Acquiring Entity from purchasing voting securities or obligations with voting power subsequent to becoming an Acquiring Entity but prior to any Business Combination; (iii) the dividends paid on the outstanding stock of the Company; (iv) certain restrictions prohibiting the Acquiring Entity from receiving the benefit of any financial assistance of the Company or making any major change in the Company's business or equity capital structure without unanimous approval of the directors; and (v) the distribution of a proxy statement containing any recommendations by the directors and the opinion of a reputable investment banking firm as to the fairness of the terms of the Business Combination.

     These requirements will not apply to a Business Combination that (i) is approved by a majority of directors unaffiliated with the Acquiring Entity who were directors prior to an Acquiring Entity's becoming such (or certain successors) (the "Continuing Directors"), if there are at least three

                                      42

Continuing Directors, or (ii) involves solely either (A) transfer of assets of the Company to a subsidiary wholly owned by the Company or (B) a merger or consolidation with or into a successor corporation, as long as the percentages of shareholder ownership remain the same and the successor corporation's articles of incorporation contain the same provisions as the Articles.

     A "Business Combination" is defined in the Articles as: (i) any merger or consolidation of the Company with or into any entity unrelated to the Company which is the beneficial owner of securities representing 30% or more of the voting power of Company securities or other obligations of the Company granting voting rights (an "Acquiring Entity") or any affiliate thereof; (ii) any sale or other disposition of all or substantially all of the assets of the Company to an Acquiring Entity or any affiliate thereof; (iii) any sale or other disposition to the Company or any subsidiary thereof of any assets in exchange for which an Acquiring Entity or any affiliate thereof becomes the beneficial owner of either (A) voting securities of the Company or any subsidiary thereof or (B) other obligations of the Company granting voting rights; (iv) any transaction designed to decrease the number of holders of the Company's voting securities remaining after an Acquiring Entity has become an Acquiring Entity; or (v) the adoption of any plan or proposal for the liquidation or dissolution of the Company in which anything other than cash will be received by an Acquiring Entity or any affiliates thereof.

LOUISIANA LAW

     Louisiana law requires that certain transactions, such as mergers, consolidations or share exchanges, with a shareholder beneficially owning 10% or more of the voting power of the corporation (an "Interested Shareholder") or its affiliates be recommended by the board of directors and approved by the affirmative vote of (i) 80% of the votes entitled to be cast by outstanding shares of the corporation's voting stock and (ii) two-thirds of the votes entitled to be cast by holders of voting stock other than the Interested Shareholder and its affiliates. These voting requirements do not apply to such transactions if the transaction (i) does not alter the contract rights of the stock or change or convert, in whole or in part, the outstanding shares of the corporation or (ii) satisfies certain requirements with regard to the consideration to be received by shareholders and certain procedural requirements.

OTHER PROVISIONS

     The Articles and Louisiana law provide that the Board of Directors of the Company, when evaluating a tender offer or an offer to make a tender or exchange offer or to effect a Business Combination, may, in exercising its judgment in determining what is in the best interests of the Company and its shareholders, consider the following factors and any other factors that it deems relevant: (i) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Company, but also (A) the market price for the capital stock of the Company over a period of years, (B) the estimated price that might be achieved in a negotiated sale of the Company as a whole or in part or through orderly liquidation, (C) the premiums over market price for the securities of other corporations in similar transactions, (D) current political, economic and other factors bearing on securities prices and (E) the Company's financial condition and future prospects; (ii) the social and economic effects of such transaction on the Company, its subsidiaries or their employees, customers, creditors and the communities in which the Company and its subsidiaries do business; (iii) the business and financial condition and earnings prospects of the acquiring party or parties, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring party or parties, and the possible effect of such conditions upon the Company and its subsidiaries and the communities in which the Company and its subsidiaries do business; and (iv) the competence, experience and integrity of the acquiring party or parties and its or their management.

AMENDMENT OF CERTAIN PROVISIONS OF THE ARTICLES AND BYLAWS

     The Articles provide, with certain exceptions, that the holders of 80% of the total voting power are required to amend certain provisions of the Articles. The Bylaws provide that the Bylaws may be amended or repealed only by (i) a majority of the entire Board of Directors at any time when there is no Acquiring Entity, (ii) both a majority of the entire Board of Directors and a majority of the

                                      43

Continuing Directors at any time when there is an Acquiring Entity or (iii) the affirmative vote of the holders of at least 80% of the total voting power.

                                 UNDERWRITING

     The Underwriters named below have agreed, severally and not jointly, and subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the respective principal amounts of Debentures set forth opposite their names below.

                                         PRINCIPAL
                                         AMOUNT OF
UNDERWRITERS                            DEBENTURES
Donaldson, Lufkin & Jenrette
  Securities Corporation ............   $35,000,000
Robert W. Baird & Co. Inc. ..........    17,500,000
Morgan Keegan & Company, Inc. .......    17,500,000
                                        -----------
     Total ..........................   $70,000,000
                                        ===========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Debentures offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the Debentures offered hereby if any are taken.

     The Underwriters have advised the Company that the Underwriters propose to offer the Debentures directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $18.00 per Debenture. Any Underwriter may allow, and such dealers may reallow, a discount not in excess of $2.50 per Debenture to any other Underwriter and to certain other dealers. After the initial public offering of the Debentures, the public offering price and other selling terms may be changed by the Underwriters.

     Pursuant to the Underwriting Agreement, the Company has granted to the Underwriters an option, exercisable for 30 days from the date hereof, to purchase up to an additional $10,500,000 principal amount of Debentures at the public offering price less the underwriting discounts and commissions set forth on the cover page hereof. The Underwriters may exercise such option to purchase additional Debentures solely for the purpose of covering over-allotments, if any, made in connection with the sale of the Debentures offered hereby. To the extent such over-allotment option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase the same percentage of such additional Debentures as the number set forth next to such Underwriter's name in the preceding table bears to the total number of Debentures set forth on the cover page hereof.

     The current executive officers and directors of the Company have agreed with the Underwriters, subject to certain exceptions, not to offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for, or warrants, rights or options to acquire Common Stock, or enter into any agreement to do any of the foregoing, for a period of 90 days (30 days in the case of Dexter Polk) after the Closing Date without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and to contribute to payments the Underwriters may be required to make in respect thereof

     In connection with this offering, certain Underwriters and selling group members may engage in passive market making transactions in the Common Stock on the NASDAQ National Market System immediately prior to the commencement of sales in this offering, in accordance with Rule 10b-6A under the Exchange Act. Passive market making consists of, among other things, displaying bids on the NASDAQ National Market System limited by the bid prices of independent market makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average

                                      44

daily trading volume in the Common Stock during a specified prior period, and all passive market making activity must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                LEGAL MATTERS

     Certain legal matters in connection with the Debentures offered hereby will be passed upon for the Company by Baker & Botts, L.L.P., Houston, Texas and for the Underwriters by Weil, Gotshal & Manges LLP, Dallas, Texas. McGlinchey Stafford Lang, a professional limited liability company, New Orleans, Louisiana, will pass on all matters of Louisiana law in this connection.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated balance sheet of the Company as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994, and the related schedules, included and incorporated by reference in this Prospectus, have been included and incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting. With respect to the unaudited interim financial information for the periods ended March 31, June 30 and September 30, 1995 and 1994, included or incorporated by reference in this Prospectus, Coopers & Lybrand L.L.P. has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports related to the interim financial information included or incorporated by reference herein state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Coopers & Lybrand L.L.P. is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     The consolidated balance sheet of X-Pert Enterprises, Inc. as of February 28, 1995 and March 31, 1994, and the related consolidated statements of earnings, shareholders' equity and cash flows for the 11 months and the year then ended, have been incorporated by reference herein in reliance on the report of Johnson, Miller & Co., independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

                            AVAILABLE INFORMATION

     Pride is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission, which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at the regional offices of the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Common Stock is traded on the NASDAQ National Market System.

     This Prospectus, which constitutes part of the Registration Statement filed by Pride with the Commission under the Securities Act, omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and the exhibits thereto, which may be obtained at the public reference facilities maintained by the Commission as provided in the preceding paragraph, for further information with respect to Pride and the securities offered hereby. Statements contained herein concerning the provisions of such documents are necessarily summaries of

                                      45

such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by Pride with the Commission pursuant to the Exchange Act (File No. 0-16961), are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

          (a)  Annual Report on Form 10-K for the year ended December 31, 1994;

          (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and

          (c) Current Report on Form 8-K filed on April 6, 1995, as amended by amendments on Forms 8-K/A filed on June 2, 1995 and January 22, 1996.

     All documents filed by Pride pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Pride hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to Pride at its principal executive offices located at 1500 City West Blvd., Suite 400, Houston, Texas 77042, Attention: Paul A. Bragg (telephone number: (713) 789-1400).

                                      46

                        INDEX TO FINANCIAL STATEMENTS

                                                                   PAGE
                                                                   ----
Pride Petroleum Services, Inc.

     Annual Financial Statements

          Report of Independent Accountants ......................  F-2

          Consolidated Balance Sheet as of
            December 31, 1994 and 1993 ...........................  F-3

          Consolidated Statement of Operations
            for the Years Ended December 31,
            1994, 1993 and 1992 ..................................  F-4

          Consolidated Statement of
            Changes in Shareholders'
            Equity for the Years Ended
            December 31, 1994, 1993 and 1992 .....................  F-5

          Consolidated Statement of Cash
            Flows for the Years Ended
            December 31, 1994, 1993
            and 1992 .............................................  F-6

          Notes to Consolidated
            Financial Statements .................................  F-7

     Interim Financial Statements
       (unaudited)

          Report of Independent
            Accountants on Review of
            Interim Financial Information ........................  F-20

          Consolidated Balance Sheet
            as of September 30, 1995
            and December 31, 1994 ................................  F-21

          Consolidated Statement of
            Operations for the Nine
            Months Ended September 30,
            1995 and 1994 ........................................  F-22

          Consolidated Statement of
            Cash Flows for the Nine
            Months Ended September 30,
            1995 and 1994 ........................................  F-23

          Notes to Unaudited Consolidated
            Financial Statements .................................  F-24

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Pride Petroleum Services, Inc.:

     We have audited the consolidated balance sheet of Pride Petroleum Services, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pride Petroleum Services, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in Note 5 to the financial statements, the Company changed its method of accounting for income taxes in 1993.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
February 20, 1995

                        PRIDE PETROLEUM SERVICES, INC.
                          CONSOLIDATED BALANCE SHEET
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                             DECEMBER 31,
                                       -------------------------
                                           1994         1993
                             ASSETS
CURRENT ASSETS
     Cash and cash equivalents.......  $      5,970  $     7,509
     Short-term investments..........         3,001        7,659
     Trade receivables, net of
       allowance for doubtful
       accounts
        of $394 and $811,
       respectively..................        38,334       22,695
     Parts and supplies..............         4,468        2,277
     Deferred income taxes...........         2,388        2,380
     Other current assets............         6,128        3,521
                                       ------------  -----------
           Total current assets......        60,289       46,041
                                       ------------  -----------
PROPERTY AND EQUIPMENT, AT COST......       246,365      162,299
ACCUMULATED DEPRECIATION.............      (106,466)     (99,476)
                                       ------------  -----------
           Net property and
             equipment...............       139,899       62,823
                                       ------------  -----------
GOODWILL AND OTHER INTANGIBLES,
  net................................         3,580        1,105
OTHER ASSETS.........................         1,425           12
                                       ------------  -----------
                                       $    205,193  $   109,981
                                       ============  ===========

              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
     Accounts payable................  $     14,715  $     9,973
     Accrued expenses................        15,332       10,463
     Current portion of long-term
       debt..........................         3,602        3,847
                                       ------------  -----------
           Total current
             liabilities.............        33,649       24,283
                                       ------------  -----------
OTHER LONG-TERM LIABILITIES..........         5,327        5,099
LONG-TERM DEBT, net of current
  portion............................        42,096          200
DEFERRED INCOME TAXES................        12,736       11,273
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
     Common stock, no par value;
       40,000,000 shares authorized;
       24,081,872 and 16,375,372
       shares issued and 24,027,652
       and 16,321,152 shares
       outstanding, respectively.....             1            1
     Paid-in capital.................        91,256       55,211
     Treasury stock, at cost.........          (191)        (191)
     Retained earnings...............        20,319       14,105
                                       ------------  -----------
           Total shareholders'
             equity..................       111,385       69,126
                                       ------------  -----------
                                       $    205,193  $   109,981
                                       ============  ===========

  The accompanying notes are an integral part of the consolidated financial statements.

                        PRIDE PETROLEUM SERVICES, INC.
                     CONSOLIDATED STATEMENT OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 YEAR ENDED DECEMBER 31,
                                                                          -------------------------------------
                                                                             1994         1993         1992

REVENUES................................................................  $   182,336  $   127,099  $   101,382
                                                                          -----------  -----------  -----------
COSTS AND EXPENSES
     Operating costs....................................................      139,653      100,305       83,829
     Depreciation and amortization......................................        9,550        6,407        5,649
     Selling, general and administrative................................       25,105       17,572       14,076
                                                                          -----------  -----------  -----------
           Total costs and expenses.....................................      174,308      124,284      103,554
                                                                          -----------  -----------  -----------
                Earnings (loss) from operations.........................        8,028        2,815       (2,172)
OTHER INCOME (EXPENSE)
     Other income (expense).............................................         (305)        (135)           5
     Interest income....................................................          618          649          811
     Interest expense...................................................         (207)         (10)          (3)
                                                                          -----------  -----------  -----------
                Total other income, net.................................          106          504          813
                                                                          -----------  -----------  -----------
EARNINGS (LOSS) BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING FOR INCOME TAXES...........................................        8,134        3,319       (1,359)
INCOME TAX PROVISION (BENEFIT)..........................................        1,920        1,214         (517)
                                                                          -----------  -----------  -----------
NET EARNINGS (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR
  INCOME TAXES..........................................................        6,214        2,105         (842)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR INCOME TAXES..............      --             3,835      --
                                                                          -----------  -----------  -----------
NET EARNINGS (LOSS).....................................................  $     6,214  $     5,940  $      (842)
                                                                          ===========  ===========  ===========
NET EARNINGS (LOSS) PER SHARE
     Before cumulative effect of change in accounting for income
        taxes...........................................................  $       .30  $       .13  $      (.05)
     Cumulative effect of change in accounting for income taxes.........      --               .23      --
                                                                          -----------  -----------  -----------
EARNINGS (LOSS) PER SHARE...............................................  $       .30  $       .36  $      (.05)
                                                                          ===========  ===========  ===========
WEIGHTED AVERAGE COMMON SHARES AND COMMON SHARE EQUIVALENTS
  OUTSTANDING...........................................................       20,795       16,487       16,245
                                                                          ===========  ===========  ===========

  The accompanying notes are an integral part of the consolidated financial statements.

                        PRIDE PETROLEUM SERVICES, INC.
          CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                (IN THOUSANDS)

                                         COMMON STOCK                 TREASURY                   TOTAL
                                       -----------------    PAID-IN    STOCK     RETAINED    SHAREHOLDERS'
                                        SHARES    AMOUNT    CAPITAL   AT COST    EARNINGS        EQUITY

BALANCE -- DECEMBER 31, 1991.........     15,924   $  1    $  53,603   $ (235)    $  9,007      $ 62,376
     Net loss........................     --       --         --        --            (842)         (842)
     Purchase of treasury stock......        (20)  --         --          (72)      --               (72)
     Exercise of stock options.......        130   --            293    --          --               293
     Amortization of restricted stock
        awards.......................     --       --             17    --          --                17
     Tax benefit of non-qualified
        stock options................     --       --              2    --          --                 2
                                       ---------  ------   ---------  --------   ---------   --------------
BALANCE -- DECEMBER 31, 1992.........     16,034      1       53,915     (307)       8,165        61,774
     Net earnings....................     --       --         --        --           5,940         5,940
     Issuance of common stock in
        connection with
        acquisition..................        270   --          1,099      116       --             1,215
     Exercise of stock options.......         17   --            129    --          --               129
     Tax benefit of non-qualified
        stock options................     --       --             68    --          --                68
                                       ---------  ------   ---------  --------   ---------   --------------
BALANCE -- DECEMBER 31, 1993.........     16,321      1       55,211     (191)      14,105        69,126
     Net earnings....................     --       --         --        --           6,214         6,214
     Issuance of common stock in
        public offering..............      6,918   --         32,108    --          --            32,108
     Issuance of common stock in
        connection with
        acquisition..................        785   --          3,925    --          --             3,925
     Exercise of stock options.......          4   --              8    --          --                 8
     Tax benefit of non-qualified
        stock options................     --       --              4    --          --                 4
                                       ---------  ------   ---------  --------   ---------   --------------
BALANCE -- DECEMBER 31, 1994.........     24,028   $  1    $  91,256   $ (191)    $ 20,319      $111,385
                                       =========  ======   =========  ========   =========   ==============

  The accompanying notes are an integral part of the consolidated financial statements.

                         PRIDE PETROLEUM SERVICES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                              YEAR ENDED DECEMBER 31,
                                       -------------------------------------
                                          1994         1993         1992
OPERATING ACTIVITIES
  Net earnings (loss)................  $     6,214  $     5,940  $      (842)
  Adjustments to reconcile net
     earnings (loss) to net cash
     provided by operating
     activities --
        Depreciation and
        amortization.................        9,550        6,407        5,649
        Gain on sale of assets.......         (475)        (241)        (283)
        Effect of exchange rates.....          362          167      --
        Deferred tax provision
        (benefit)....................        1,120         (103)         128
        Effect of change in
        accounting for income
        taxes........................      --            (3,835)     --
        Changes in assets and
           liabilities, net of
           effects of acquisitions
             Trade receivables.......      (10,106)        (830)        (840)
             Parts and supplies......       (1,128)        (313)        (128)
             Other current assets....          (31)        (395)         132
             Accounts payable........        1,534        2,778          598
             Accrued expenses and
             other...................        1,331         (343)       6,120
                                       -----------  -----------  -----------
                   Net cash provided
                      by operating
                      activities.....        8,371        9,232       10,534
                                       -----------  -----------  -----------
INVESTING ACTIVITIES
  Purchase of net assets of acquired
     entities, including acquisition
     costs, less cash acquired.......      (22,217)      (9,752)     --
  Purchases of property and
     equipment.......................      (59,171)     (12,123)      (4,094)
  Proceeds from sale of short-term
     investments.....................        1,004        2,852      --
  Proceeds from sale of property and
     equipment.......................          908          285          377
  Purchase of short-term
     investments.....................      --            (2,000)      (3,883)
  Other..............................           (6)          45        1,317
                                       -----------  -----------  -----------
                   Net cash used in
                   investing
                   activities........      (79,482)     (20,693)      (6,283)
                                       -----------  -----------  -----------
FINANCING ACTIVITIES
  Proceeds from issuance of common
     stock...........................       32,116          129          293
  Proceeds from debt borrowings......       39,358          400      --
  Reduction of debt..................         (740)      (1,797)      (1,270)
  Other..............................       (1,162)     --               (72)
                                       -----------  -----------  -----------
                   Net cash provided
                      (used) by
                      financing
                      activities.....       69,572       (1,268)      (1,049)
                                       -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................       (1,539)     (12,729)       3,202
CASH AND CASH EQUIVALENTS, beginning
  of period..........................        7,509       20,238       17,036
                                       -----------  -----------  -----------
CASH AND CASH EQUIVALENTS, end of
  period.............................  $     5,970  $     7,509  $    20,238
                                       ===========  ===========  ===========

     The accompanying notes are an integral part of the consolidated financial statements.

                       PRIDE PETROLEUM SERVICES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION AND BASIS OF PRESENTATION

     Pride Petroleum Services, Inc. (the "Company") is a Louisiana corporation which was organized in 1988 as the successor to a company originally incorporated in 1968. The Company was acquired by DEKALB Energy Corporation ("DEKALB") in 1978 and operated as a subsidiary until 1988, when DEKALB effected a tax-free distribution of all the Company's outstanding shares to the DEKALB shareholders. As a result, the Company became an independent publicly traded company as of September 1, 1988.

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

  CASH EQUIVALENTS

     For purposes of the consolidated balance sheet and consolidated statement of cash flows, the Company considers highly liquid debt instruments having maturities of three months or less at the date of purchase to be cash equivalents.

  SHORT-TERM INVESTMENTS

     Short-term investments include marketable securities, which in the case of debt instruments have maturities in excess of three months but less than one year at the date of purchase, and are carried at the lower of cost or market value. There were no material differences between cost and fair market value at December 31, 1994.

     Included in the consolidated balance sheet at December 31, 1993, was a short-term investment and related debt of $4,651,000 and $3,647,000, respectively. In February 1994, the Company disposed of both the investment security and the related non-recourse debt in exchange for a net payment of $1,200,000. The resulting gain of $196,000 was included in income during 1994.

  PARTS AND SUPPLIES

     Parts and supplies consist of spare rig parts and supplies held for use in operations and are valued at the lower of weighted average cost or market value.

  PROPERTY AND EQUIPMENT

     Property and equipment are carried at original cost or adjusted net realizable value, as applicable. Major renewals and improvements are capitalized and depreciated over the respective asset's useful life. Maintenance and repair costs are charged to expense as incurred. During the years ended December 31, 1994, 1993 and 1992, maintenance and repair costs included in operating costs were $16,290,000, $12,541,000 and $9,531,000, respectively. When assets are sold or retired, the remaining costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income.

     For financial reporting purposes, depreciation of property and equipment is provided using primarily the straight line method based upon expected useful lives of each class of assets. Estimated useful lives of the assets for financial reporting purposes are as follows:

                                         YEARS
                                        -------
Rigs and rig equipment...............    5 - 17
Transportation equipment.............    3 -  7
Buildings and improvements...........   10 - 20
Furniture and fixtures...............         5

                        PRIDE PETROLEUM SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company capitalizes interest applicable to the construction of significant additions to property and equipment. In 1994, total interest incurred was $665,000, of which $458,000 was capitalized. No interest was capitalized in 1993 or 1992.

  GOODWILL AND OTHER INTANGIBLES

     Goodwill, totalling $2,846,000 at December 31, 1994, represents the cost in excess of fair value of the net assets of companies acquired and is being amortized over 15 years. Other intangible assets, totalling $734,000 and $1,105,000 at December 31, 1994 and 1993, respectively, represent costs allocated to service contracts, employment contracts, covenants not to compete and client lists acquired in business acquisitions. Other intangible assets are being amortized over their estimated useful lives, which range from three to ten years. Total amortization of goodwill and other intangible assets for the years ended December 31, 1994, 1993 and 1992 amounted to $475,000, $453,000 and $442,000, respectively.

  REVENUE RECOGNITION

     The Company recognizes revenue from domestic land well servicing operations as services are performed based upon actual rig hours worked. Revenues from international and offshore well servicing and daywork drilling operations are recognized as services are performed based upon contracted day rates and the number of operating days during the period. Revenues from related operations are recognized in the period in which such services are performed.

  INCOME TAXES

     Until 1993, the Company provided for deferred income taxes resulting from timing differences in reporting revenues and expenses for financial statement and income tax purposes. Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the asset is recovered or the liability is settled. The tax effects of temporary differences which give rise to deferred tax assets and liabilities are presented in Note 5.

  FOREIGN CURRENCY TRANSLATION

     The Company accounts for translation of foreign currency in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". The Company's Venezuelan operations are in a "highly inflationary" economy resulting in the use of the U.S. dollar as the functional currency. Therefore, certain assets of this operation are translated at historical exchange rates and all translation gains or losses are reflected in the period's results of operations. In Argentina, the local currency is considered the functional currency. Translation of Argentine assets and liabilities is made at the prevailing exchange rate as of the balance sheet date. Revenues and expenses are translated at the average rate of exchange during the period. The resulting translation adjustments are recorded as a component of shareholders' equity. In Russia, contracts to date have called for payment and expenses to be in U.S. dollars; therefore, no exchange gain or loss has been applicable. The foreign exchange losses for 1994 and 1993 of $362,000 and $167,000, respectively, result primarily from operations in Venezuela.

  EARNINGS (LOSS) PER SHARE

     Earnings (loss) per share has been computed based on the weighted average number of common shares outstanding during the applicable period. Common share equivalents have been included in

                        PRIDE PETROLEUM SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

periods in which their effect is dilutive. Common share equivalents include the number of shares issuable upon exercise of stock options, less the number of shares that could have been repurchased with the exercise proceeds, using the treasury stock method. Fully diluted earnings per share have not been presented as the results are not materially different.

  CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments in U. S. Government securities and in other high quality financial instruments. By policy, the Company limits the amount of credit exposure to any one financial institution or issuer. The Company's customer base consists primarily of major integrated and government-owned international oil companies as well as smaller independent oil and gas producers. Management believes the credit quality of its customers is generally high. The Company has in place insurance to cover certain exposure in its foreign operations and provides allowances for potential credit losses when necessary.

2.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1994 and 1993 consists of the following:

                                             DECEMBER 31,
                                       ------------------------
                                          1994         1993
                                            (IN THOUSANDS)
Land.................................  $     2,340  $     1,696
Equipment............................      191,248      148,159
Buildings............................        5,495        3,094
Other................................          251          242
Construction-in-progress.............       47,031        9,108
                                       -----------  -----------
                                           246,365      162,299
Accumulated depreciation.............     (106,466)     (99,476)
                                       -----------  -----------
                                       $   139,899  $    62,823
                                       ===========  ===========

     Construction-in-progress as of December 31, 1994 included approximately $36,533,000 of costs related to the construction of the two drilling/workover barge rigs which were placed in service in January 1995, approximately $4,355,000 of costs related to improvements to three offshore platform rigs, and $3,701,000 related to the refurbishment, upgrading and deployment of four additional rigs to Argentina. At December 31, 1993, construction-in-progress included approximately $7,700,000 of costs related to the refurbishment, upgrading and deployment of eleven rigs to Argentina.

3.  ACQUISITIONS

     In June 1994, the Company acquired substantially all of the assets of Offshore Rigs, L.L.C. ("Offshore Rigs") for consideration of $31,213,000, consisting of $20,608,000 in cash, the issuance of 785,000 shares of the Company's common stock with a market value of $3,925,000 and the assumption of existing bank indebtedness of $6,680,000.

                        PRIDE PETROLEUM SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The assets acquired and liabilities assumed, which were transferred to the Company's new wholly-owned subsidiary, Pride Offshore, Inc. ("Pride Offshore"), were as follows:

                                        ASSETS (LIABILITIES)
                                           (IN THOUSANDS)

Trade receivables....................          $ 4,434
Parts and supplies...................               21
Other current assets.................              827
Property and equipment...............           27,508
Other assets, including goodwill.....            2,944
Accounts payable.....................           (2,707)
Accrued expenses.....................           (1,814)
Long-term debt.......................           (6,680)
                                            ----------
                                               $24,533
                                            ==========

     Unaudited pro forma results of operations assuming the acquisition of the assets of Offshore Rigs had occurred on January 1, 1993, are as follows:

                                                                          YEAR ENDED DECEMBER 31,
                                                                         ------------------------
                                                                            1994         1993
                                                                          (IN THOUSANDS, EXCEPT
                                                                             PER SHARE DATA)

Revenues...............................................................  $   199,817  $   166,742
Net Earnings...........................................................  $     7,367  $     5,167
Earnings per share.....................................................  $       .35  $       .30

     The pro forma results of operations presented above do not purport to be indicative of the results of operations of the Company that might have occurred nor are they indicative of future results.

     In July 1993, the Company acquired for cash Perforaciones Western, C.A., renamed Pride International, C.A., of Cuidad Ojeda, Venezuela, which owned 14 well servicing and drilling rigs equipped for 24-hour operation.

     Also in July 1993, the Company purchased for cash a 51% interest in an Argentine company previously owned by Western Atlas International. The business, renamed Pride Petrotech S.A.M.P.I.C., owned a fleet of 23 well servicing rigs. Effective August 1, 1993, the Company acquired the remaining 49% ownership from minority interest owners. This transaction was accomplished principally through the issuance of common stock and stock purchase warrants.

     The acquisitions in 1993 resulted in cash expenditures of $11,549,000 (including payments to retire assumed debt) and the issuance of 270,000 shares of common stock and 315,000 stock purchase warrants valued at an aggregate of $1,215,000. The issuance of an additional 160,000 shares and 200,000 warrants is contingent upon the achievement of certain future operating results by Pride Petrotech S.A.M.P.I.C.

     In February 1994, the Company acquired all of the outstanding capital stock of Hydrodrill, S.A. ("Hydrodrill"). The principal assets of Hydrodrill were four land-based workover rigs located in southern Argentina.

     Each of the acquisitions discussed above was recorded using the purchase method of accounting. The operating results of each acquisition were included in consolidated earnings from the date of acquisition.

                        PRIDE PETROLEUM SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  LONG-TERM DEBT

     Long-term debt at December 31, 1994 and 1993 consists of the following:

                                           DECEMBER 31,
                                       --------------------
                                         1994       1993
                                          (IN THOUSANDS)
Limited-recourse secured term
  loans..............................  $  33,311  $  --
Secured term loans...................      8,860     --
Revolving line of credit.............      3,325     --
Notes payable........................        202        400
Non-recourse term loan...............     --          3,647
                                       ---------  ---------
                                          45,698      4,047
Less current portion.................      3,602      3,847
                                       ---------  ---------
                                       $  42,096  $     200
                                       =========  =========

     In September 1994, the Company entered into long-term financing arrangements with two Japanese trading companies in connection with the construction of two drilling/workover barge rigs. The construction loans provided for a floating interest rate, initially 6.875%, and were collateralized by the two barge rigs under construction. Upon completion of the two drilling/workover barge rigs, the interim construction loans were repaid from the proceeds of separate secured term loans made by the Japanese firms to the Company's wholly-owned Venezuelan subsidiary. The term loans are collateralized by the barge rigs and related charter contracts. The aggregate amount of the secured term loans was $42,000,000, including construction advances made subsequent to December 31, 1994. The interest rate on the secured term loans has been fixed at 9.61% per annum. The secured term loans will be repaid from project revenues over the ten-year term of the related rig charter contracts. The terms of the financing agreement limit the lenders' recourse essentially to the barge rigs and contract proceeds and the assets of the Company's Venezuelan subsidiary. The Company also provided the lenders a limited guaranty with respect to certain political risks. The Company has obtained political risks insurance policies from the Overseas Private Investment Corporation to protect against political risks that could result in potential payments under the terms of the Company's guaranty.

     In connection with the acquisition of the assets of Offshore Rigs in June 1994, the Company's new wholly-owned subsidiary, Pride Offshore, Inc. ("Pride Offshore"), entered into a $14,400,000 credit facility with a financial institution. The credit facility included a $5,400,000 secured term loan, a $4,000,000 secured revolver that was scheduled to convert to a term loan in January 1995 and a $5,000,000 revolving line of credit. The secured term loan initially bore interest at 8% per annum, while the secured revolver and the revolving line of credit each bore interest at a variable rate of prime plus 1/2% per annum. At December 31, 1994, the Company had $4,860,000 of borrowings outstanding under the secured term loan, $4,000,000 outstanding under the secured revolver and $3,325,000 outstanding under the revolving line of credit.

     In February 1995, the credit facility was amended to, among other things, increase the aggregate borrowing availability under the facility to $30,000,000, reschedule maturities of the loans and to revise the interest rates on a portion of the borrowings. Pursuant to the amended credit facility, the amount of the secured term loan was increased to $10,000,000, with two tranches. Tranche A has a principal amount of $4,680,000, is repayable in 28 equal monthly principal payments of $90,000 plus interest and one final principal payment of $2,160,000 in June 1997, and bears interest, payable monthly, at a rate of 8% per annum. Tranche B has a principal amount of $5,320,000, is repayable in

                        PRIDE PETROLEUM SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

60 equal monthly principal payments of $88,667 plus interest and bears interest, payable monthly, at a rate of 9.25% per annum.

     The proceeds of Tranche B of the amended secured term loan were used to repay the outstanding balance of the original secured revolver and a portion of the outstanding balance of the revolving line of credit. The secured term loan is collateralized by certain of the Company's offshore property and equipment.

     Pursuant to the amended loan agreements, the amount of borrowing availability under the secured revolver was increased to $15,000,000. The secured revolver is to convert in July 1996 to a term loan which is repayable in 60 equal monthly principal payments plus interest. The secured revolver is to be collateralized by certain of the Company's property and equipment and bears interest, payable monthly, at a variable rate of prime plus 1/2% per annum.

     The $5,000,000 revolving line of credit was amended to extend the maturity of such loan to April 30, 1996. The revolving line of credit bears interest, payable monthly, at a variable rate of prime plus 1/2% and is collateralized by substantially all of the accounts receivable of Pride Offshore.

     The Company has unconditionally guaranteed the obligations of Pride Offshore under each of the amended secured term loans, the secured revolver and the revolving line of credit.

     Current maturities of long-term debt in the consolidated balance sheet as of December 31, 1994 have been revised to reflect the terms of the amended loan agreements. Future maturities of long-term debt are as follows:

                                            AMOUNT
                                        (IN THOUSANDS)

1995.................................      $  3,602
1996.................................         6,158
1997.................................         8,355
1998.................................         4,030
1999.................................         3,350
Thereafter...........................        20,203

     The Company has obtained bank commitments which provide for guidance lines of credit of $19,585,000. As of December 31, 1994, letters of credit totaling $17,129,000 were outstanding against these credit facilities.

     Based on rates currently available to the Company for debt with similar terms and remaining maturities, the Company believes that the recorded value of long-term debt approximates fair market value at December 31, 1994.

5.  INCOME TAXES

     Effective January 1, 1993, the Company adopted SFAS 109. During the first quarter of 1993, the Company recorded a gain in the amount of $3,835,000, or $.23 per share, which represents the reduction of the deferred tax liability as of January 1, 1993. The gain has been recorded in the consolidated statement of operations as "cumulative effect of change in accounting for income taxes".

                        PRIDE PETROLEUM SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of the provision (benefit) for income taxes were as follows:

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1994       1993       1992
                                               (IN THOUSANDS)
United States Federal:
     Current.........................  $     410  $     832  $    (618)
     Deferred........................      1,526        (14)       156
                                       ---------  ---------  ---------
                                           1,936        818       (462)
                                       ---------  ---------  ---------
State:
     Current.........................         24         85        (27)
     Deferred........................         90        (89)       (28)
                                       ---------  ---------  ---------
                                             114         (4)       (55)
                                       ---------  ---------  ---------
Foreign:
     Current.........................        366        400     --
     Deferred........................       (496)    --         --
                                       ---------  ---------  ---------
                                            (130)       400     --
                                       ---------  ---------  ---------
           Total income tax provision
             (benefit)...............  $   1,920  $   1,214  $    (517)
                                       =========  =========  =========

     The difference between the effective federal income tax rate reflected in the income tax provision (benefit) and the amounts which would be determined by applying the statutory federal tax rate to earnings (loss) before income taxes is summarized as follows:

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1994       1993       1992
U.S. statutory rate..................       34.0%      34.0%     (34.0)%
Foreign..............................      (14.0)      (1.1)    --
State and local taxes................        1.4       (0.1)      (2.2)
Other................................        2.2        3.8       (1.8)
                                       ---------  ---------  ---------
Effective tax rate...................       23.6%      36.6%     (38.0)%
                                       =========  =========  =========

     The Company's consolidated effective federal income tax rate for the year ended December 31, 1994 declined to approximately 24% from approximately 37% for the corresponding period in 1993, before the cumulative effect of a change in accounting for income taxes, primarily as a result of the recognition of current tax benefits from the utilization of approximately $3,000,000 of foreign net operating loss carryforwards. The Company had recognized a valuation allowance for the tax benefits of such foreign net operating loss carryforwards at the date the related foreign enterprise was acquired, due to uncertainties then existing regarding the Company's ability to utilize such tax benefits.

     The domestic and foreign components of earnings (loss) before income taxes and cumulative effect of change in accounting for income taxes were as follows:

                                YEAR ENDED DECEMBER 31,
                            -------------------------------
                              1994       1993       1992
                                    (IN THOUSANDS)

Domestic..................  $   5,178  $   1,933  $  (1,359)
Foreign...................      2,956      1,386     --
                            ---------  ---------  ---------
                            $   8,134  $   3,319  $  (1,359)
                            =========  =========  =========

                        PRIDE PETROLEUM SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets as of December 31, 1994 and 1993 were as follows:

                                                          DECEMBER 31,
                                                      --------------------
                                                        1994       1993
                                                         (IN THOUSANDS)
Deferred tax liabilities:
     Depreciation.................................... $  13,949  $  12,450
     Other...........................................       983        977
                                                      ---------  ---------
           Total deferred tax liabilities............ $  14,932  $  13,427
                                                      ---------  ---------
Deferred tax assets:
     Insurance claims................................    (3,814)    (3,848)
     Investment receipts.............................    --           (300)
     Bad debts.......................................      (142)      (292)
     Other...........................................      (628)       (94)
                                                      ---------  ---------
           Total deferred tax assets.................    (4,584)    (4,534)
     Valuation allowance for deferred tax assets.....    --         --
                                                      ---------  ---------
           Net deferred tax assets...................    (4,584)    (4,534)
                                                      ---------  ---------
Net deferred tax liability........................... $  10,348  $   8,893
                                                      =========  =========

     In conjunction with the acquisitions described in Note 3, deferred tax liabilities of $417,000 and $1,900,000 were recorded during 1994 and 1993, respectively.

     Applicable U.S. income taxes have not been provided on approximately $5,000,000 of undistributed earnings of the Company's foreign subsidiaries. The Company considers such earnings to be permanently invested outside the U.S. These earnings could be subject to U.S. income tax if distributed to the Company as dividends or otherwise. The Company anticipates that foreign tax credits would substantially reduce the amount of U.S. income tax that would be payable if these earnings were to be repatriated.

6.  SHAREHOLDERS' EQUITY

  COMMON STOCK

     In June 1994, the Company completed the sale of 6,918,000 shares of common stock. The public offering resulted in net cash proceeds to the Company of approximately $32,000,000. The Company utilized $20,608,000 of the proceeds from the public offering toward the purchase of the assets of Offshore Rigs.

  LONG-TERM INCENTIVE PLAN

     The Company has a Long-Term Incentive Plan which provides for the granting or awarding of stock options, restricted stock, stock appreciation rights and stock indemnification rights to officers and other key employees. The number of shares authorized and reserved for issuance under the Long-Term Incentive Plan is limited to 9% of total issued and outstanding shares, currently 2,162,000, subject to adjustment in the event of certain changes in the Company's corporate structure or capital stock. Stock options may be exercised in whole or part beginning six months from the date of grant and expire 10 years from the date of grant. The stock options also expire 60 days after termination of employment or one year after retirement, total disability or death of an employee.

                        PRIDE PETROLEUM SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Transactions in stock options pursuant to the Long-Term Incentive Plan for the last three years are summarized as follows:

                                          NUMBER
                                        OF SHARES
Outstanding at December 31, 1991.....      965,850
     Granted.........................       --
     Exercised ($2.25 per share).....     (130,000)
     Forfeited ($2.25 per share).....       (2,500)
                                        ----------
Outstanding at December 31, 1992.....      833,350
     Granted ($4.50 to $5.50 per
     share)..........................      325,500
     Exercised ($2.25 per share).....       (2,000)
     Forfeited ($2.25 per share).....       (2,000)
                                        ----------
Outstanding at December 31,1993......    1,154,850
     Granted ($5.25 per share).......      785,000
     Exercised ($2.25 per share).....       (3,500)
     Forfeited.......................       --
                                        ----------
Options Outstanding at December 31,
  1994...............................    1,936,350
                                        ==========
Exercisable at December 31, 1994.....    1,936,350
                                        ==========

  DIRECTORS' STOCK OPTION PLAN

     In 1993, the shareholders of the Company approved and ratified the 1993 Directors' Stock Option Plan. The purpose of the plan is to afford the Company's directors who are not full-time employees of the Company or any subsidiaries an opportunity to acquire a greater proprietary interest in the Company. A maximum of 200,000 shares of the Company's common stock are to be available for purchase upon the exercise of options granted pursuant to the 1993 Directors' Stock Option Plan. The exercise price of options is the fair market value per share on the date the option is granted. Options expire ten years from the date of the grant.

     Transactions in the 1993 Directors' Stock Option Plan since inception are summarized as follows:

                                        NUMBER
                                       OF SHARES
Outstanding at December 31, 1992.....     --
     Granted ($4.25 to $6.75 per
       share)........................     50,000
     Exercised.......................     --
     Forfeited ($4.25 per share).....    (10,000)
                                       ---------
Outstanding at December 31, 1993.....     40,000
     Granted ($5.00 per share).......     12,000
     Exercised.......................     --
     Forfeited ($4.25 to $5.00 per
       share)........................    (13,000)
                                       ---------
Outstanding at December 31, 1994.....     39,000
                                       =========
Exercisable at December 31, 1994.....     15,000
                                       =========

7.  EMPLOYEE BENEFITS

     The Company has a salary deferral plan covering its employees whereby employees may elect to contribute up to 15% of their annual compensation. The Company may at its discretion make matching

                        PRIDE PETROLEUM SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

contributions with respect to an employee's salary contribution of up to $1,000 or 6% of compensation, whichever is less. The Company made matching contributions to the plan for the years ended December 31, 1994, 1993 and 1992 totaling $150,000, $105,000 and $114,000, respectively.

     In 1993, the Company established a deferred compensation plan providing officers and key employees with the opportunity to participate in an unfunded deferred compensation program titled the "401(k) Restoration Plan". The 401(k) Restoration Plan is a non-qualified plan which allows certain employees to defer up to 100% of base compensation and bonuses earned.

     The Company does not provide post-retirement benefits.

8.  COMMITMENTS AND CONTINGENCIES

     The Company is routinely involved in litigation incidental to its business, which often involves claims for significant monetary amounts, some of which would not be covered by insurance. In the opinion of management, none of the existing litigation will have any material adverse effect on the Company's financial position or results of operations.

     The Company is self-insured with respect to physical damage or loss to its domestic vehicles, land rigs, and equipment (except for eight of its largest domestic rigs). Eight of the Company's largest domestic land rigs and all of the Company's international land rigs are insured, with deductibles of generally $25,000 per occurrence. The Company's offshore platform rigs and barge rigs are insured with deductibles of $50,000 and $150,000, respectively. Presently, the Company has insurance deductibles of $250,000 per occurrence for domestic workers' compensation claims, $100,000 per occurrence for domestic automobile liability claims, and $250,000 for general liability claims. The Company further limits its exposure by maintaining an accident and health insurance policy with respect to its domestic employees with a deductible of $10,000 per occurrence. Coverages with respect to foreign operations for workers' compensation and automobile claims are subject to deductibles of $40,000 to $100,000 per occurrence. The Company accrues for its estimated share of insured claims. As of December 31, 1994 and 1993, the Company had accrued approximately $11,111,000 and 11,087,000, respectively for claims liabilities, of which $6,047,000 and $5,988,000, respectively was included in current liabilities and $5,064,000 and $5,099,000, respectively, was reflected as other long-term liabilities in the accompanying balance sheet.

     As of December 31, 1994, the Company had letters of credit outstanding totaling $17,129,000. These letters of credit guarantee principally the funding of the Company's share of insured claims. Cash and cash equivalents and a portion of accounts receivable have been pledged as security for these letters of credit. The credit facility provides flexibility to reduce the pledge of cash and cash equivalents by pledging additional accounts receivable.

     Rental expense for equipment, vehicles and various facilities of the Company for the years ended December 31, 1994, 1993, and 1992 was $7,987,000, $4,505,000 and $3,307,000, respectively. As of December 31, 1994, future minimum lease payments for operating leases having initial or remaining noncancelable lease terms longer than one year are as follows: $215,000 in 1995; $223,000 in 1996; $223,000 in 1997; $80,000 in 1998; and none thereafter. The Company leases vehicles used in its operations under a revolving master lease. Although any single lease is cancelable by the Company with 60 days notice, the Company expects to incur this lease expense in increasing amounts for the foreseeable future. Vehicle lease expense included in the above rental expense for the years ended December 31, 1994, 1993 and 1992 was $2,134,000, $1,809,000 and $1,571,000, respectively.

                        PRIDE PETROLEUM SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     Summarized quarterly financial data for 1994 and 1993 are as follows:

                                        FIRST     SECOND      THIRD     FOURTH
                                       QUARTER    QUARTER    QUARTER    QUARTER

1994                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Revenues............................. $  36,805  $  40,257  $  50,974  $  54,300
Earnings from operations.............     1,264      1,991      1,770      3,003
Net earnings.........................       929        979      1,928      2,378
Earnings per share...................       .06        .06        .08        .10
Weighted average common shares and
  equivalents outstanding............    16,727     17,537     24,418     24,381
1993
Revenues............................. $  25,085  $  26,503  $  37,254  $  38,257
Earnings (loss) from operations......    (1,245)       539      1,934      1,587
Net earnings (loss) before cumulative
  effect of change in accounting for
  income taxes.......................      (704)       481      1,308      1,020
Net earnings.........................     3,131        481      1,308      1,020
Earnings (loss) per share:
     Before cumulative effect of
        change in accounting for
        income taxes.................      (.04)       .03        .08        .06
     Earnings per share..............       .19        .03        .08        .06
Weighted average common shares and
  equivalents outstanding............    16,314     16,389     16,483     16,813

10.  SUPPLEMENTAL FINANCIAL INFORMATION

  OTHER CURRENT ASSETS

     Other current assets at December 31, 1994 and 1993 consists of the following:

                                           DECEMBER 31,
                                       --------------------
                                         1994       1993
                                          (IN THOUSANDS)
Pre-funded construction costs........  $   1,692  $  --
Other receivables....................      1,382      1,424
Prepaid expenses.....................      3,054      2,097
                                       ---------  ---------
                                       $   6,128  $   3,521
                                       =========  =========
  ACCRUED EXPENSES

     Accrued expenses at December 31, 1994 and 1993 consists of the following:

                                           DECEMBER 31,
                                       --------------------
                                         1994       1993
                                          (IN THOUSANDS)
Insurance (excluding the long-term
  portion of $5,064
  and $5,099, respectively)..........  $   6,047  $   5,988
Payroll..............................      4,149      2,215
Taxes, other than income.............      4,193      1,622
Other................................        943        638
                                       ---------  ---------
                                       $  15,332  $  10,463
                                       =========  =========

                        PRIDE PETROLEUM SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  CASH FLOW INFORMATION

     Cash paid for interest and income taxes during the years ended December 31, 1994, 1993 and 1992 was as follows:

                                          YEAR ENDED DECEMBER 31,
                                       -----------------------------
                                         1994       1993        1992
                                              (IN THOUSANDS)
Cash paid during the year for:
     Interest........................  $     623  $      10      $3
     Income taxes -- U.S.............      1,893          2       2
     Income taxes -- foreign.........         28        871      --

11.  FINANCIAL DATA OF DOMESTIC AND INTERNATIONAL OPERATIONS

     The following table sets forth certain consolidated information with respect to the Company and its subsidiaries by industry segment.

                                        DOMESTIC     DOMESTIC
                                          LAND       OFFSHORE     INTERNATIONAL      TOTAL
                                                           (IN THOUSANDS)
1994
Revenues.............................  $    95,860  $    23,441      $63,035      $   182,336
Earnings from operations.............        1,184        3,304        3,540            8,028
Identifiable assets..................       64,740       46,693       93,760          205,193
Capital expenditures, including
acquisitions.........................        3,062       34,617       48,987           86,666
Depreciation and amortization........        5,085        1,056        3,409            9,550
1993
Revenues.............................  $   105,865  $   --           $21,234      $   127,099
Earnings from operations.............        1,307      --             1,508            2,815
Identifiable assets..................       78,607      --            31,374          109,981
Capital expenditures, including
  acquisitions.......................        2,435      --            21,408           23,843
Depreciation and amortization........        5,241      --             1,166            6,407
1992
Revenues.............................  $   101,382  $   --           $--          $   101,382
Earnings (loss) from operations......       (2,172)     --            --               (2,172)
Identifiable assets..................       94,842      --            --               94,842
Capital expenditures.................        4,108      --            --                4,108
Depreciation and amortization........        5,649      --            --                5,649

                        PRIDE PETROLEUM SERVICES, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table sets forth certain information with respect to the Company and its subsidiaries by geographic area:
                                                           RUSSIA
                                     NORTH       SOUTH       AND
                                    AMERICA     AMERICA     OTHER       TOTAL
                                                  (IN THOUSANDS)
1994
Revenues......................... $  119,301  $  62,430  $     605  $   182,336
Earnings (loss) from operations..      4,488      4,712     (1,172)       8,028
Identifiable assets..............    111,433     90,195      3,565      205,193
Capital expenditures.............     37,679     48,922         65       86,666
Depreciation and amortization....      6,141      3,216        193        9,550

1993
Revenues......................... $  105,865  $  18,625  $   2,609  $   127,099
Earnings from operations.........      1,307      1,046        462        2,815
Identifiable assets..............     78,607     28,461      2,913      109,981
Capital expenditures.............      2,435     20,953        455       23,843
Depreciation and amortization....      5,241        927        239        6,407

1992
Revenues......................... $  101,382  $  --      $  --      $   101,382
Earnings (loss) from operations..     (2,172)    --         --           (2,172)
Identifiable assets..............     94,842     --         --           94,842
Capital expenditures.............      4,108     --         --            4,108
Depreciation and amortization....      5,649     --         --            5,649

     One customer accounted for approximately 18% of consolidated revenues representing 67% of revenues from operations in Argentina during 1994. Another customer which accounted for less than 10% of consolidated revenues, accounted for approximately 40% of revenues from domestic offshore operations. Since June 1994, when the Company acquired its offshore operations, such customer has accounted for approximately 18% of consolidated revenues. During 1993 and 1992, no customer accounted for more than 10% of consolidated revenues.

12.  SUBSEQUENT AND PROPOSED TRANSACTIONS

     In February 1995, the Company agreed to acquire all of the outstanding capital stock of X-Pert Enterprises, Inc. ("X-pert") for consideration of approximately $10,000,000, consisting of $3,000,000 cash, a note payable to the selling shareholders in the amount of approximately $6,000,000, and 200,000 shares of the Company's common stock. X-pert operates 35 well servicing rigs in New Mexico and also provides lease maintenance services to oilfield operators. X-pert has annual revenues of approximately $15,000,000 and working capital and other monetary assets in excess of liabilities of approximately $3,000,000. Conclusion of the acquisition is subject to certain conditions, including finalization of a definitive purchase agreement.

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Pride Petroleum Services, Inc.:

     We have reviewed the accompanying consolidated balance sheet of Pride Petroleum Services, Inc. as of September 30, 1995 and the related consolidated statements of operations and cash flows for the nine-month periods ended September 30, 1995 and 1994. These financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

     We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 1994, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated February 20, 1995, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 1994 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
November 3, 1995

                        PRIDE PETROLEUM SERVICES, INC.
                          CONSOLIDATED BALANCE SHEET
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                        SEPTEMBER 30,     DECEMBER 31,
                                            1995              1994
                                         (UNAUDITED)
                                ASSETS
CURRENT ASSETS
     Cash and cash equivalents.......     $  11,139        $    5,970
     Short-term investments..........         2,000             3,001
     Trade receivables, net of
       allowance for doubtful
       accounts
        of $617 and $394,
       respectively..................        45,710            38,334
     Parts and supplies..............         7,235             4,468
     Deferred income taxes...........         2,532             2,388
     Other current assets............         9,070             6,128
                                        -------------     ------------
           Total current assets......        77,686            60,289
                                        -------------     ------------
PROPERTY AND EQUIPMENT, AT COST......       290,273           246,365
ACCUMULATED DEPRECIATION.............      (117,009)         (106,466)
                                        -------------     ------------
           Net property and
              equipment..............       173,264           139,899
                                        -------------     ------------
GOODWILL AND OTHER INTANGIBLES,
  NET................................         3,675             3,580
OTHER ASSETS.........................         2,193             1,425
                                        -------------     ------------
                                          $ 256,818        $  205,193
                                        =============     ============

                 LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
     Accounts payable................     $  18,408        $   14,715
     Accrued expenses................        17,608            15,332
     Current portion of long-term
       debt..........................        12,756             3,602
                                        -------------     ------------
           Total current
              liabilities............        48,772            33,649
                                        -------------     ------------
OTHER LONG-TERM LIABILITIES..........         5,118             5,327
LONG-TERM DEBT, net of current
  portion............................        58,817            42,096
DEFERRED INCOME TAXES................        17,565            12,736
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
     Common stock, no par value;
       40,000,000 shares authorized;
       24,849,572 and 24,081,872
       shares issued and 24,795,352
       and 24,027,652 shares
       outstanding, respectively.....             1                 1
     Paid-in capital.................        95,190            91,256
     Treasury stock, at cost.........          (191)             (191)
     Retained earnings...............        31,546            20,319
                                        -------------     ------------
           Total shareholders'
              equity.................       126,546           111,385
                                        -------------     ------------
                                          $ 256,818        $  205,193
                                        =============     ============

  The accompanying notes are an integral part of the consolidated financial statements.

                        PRIDE PETROLEUM SERVICES, INC.
                     CONSOLIDATED STATEMENT OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                 (UNAUDITED)

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,
                                       ------------------------
                                          1995         1994
REVENUES.............................  $   198,512  $   128,036
                                       -----------  -----------
COSTS AND EXPENSES
     Operating costs.................      143,376       99,402
     Depreciation and amortization...       12,077        6,807
     Selling, general and
       administrative................       23,620       16,802
                                       -----------  -----------
           Total costs and
             expenses................      179,073      123,011
                                       -----------  -----------
                Earnings from
                    operations.......       19,439        5,025
OTHER INCOME (EXPENSE)
     Other income (expense)..........        1,640         (320)
     Interest income.................          577          471
     Interest expense................       (4,689)        (170)
                                       -----------  -----------
                Total other expense,
                    net..............       (2,472)         (19)
                                       -----------  -----------
EARNINGS BEFORE INCOME TAXES.........       16,967        5,006
INCOME TAX PROVISION.................        5,740        1,170
                                       -----------  -----------
NET EARNINGS.........................  $    11,227  $     3,836
                                       ===========  ===========
NET EARNINGS PER SHARE...............  $       .44  $       .20
                                       ===========  ===========
WEIGHTED AVERAGE COMMON SHARES AND
  COMMON SHARE EQUIVALENTS
  OUTSTANDING........................       25,280       19,590
                                       ===========  ===========

  The accompanying notes are an integral part of the consolidated financial statements.

                        PRIDE PETROLEUM SERVICES, INC.
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                (IN THOUSANDS)
                                 (UNAUDITED)

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,
                                        ----------------------
                                          1995          1994
OPERATING ACTIVITIES
     Net earnings....................   $ 11,227      $  3,836
     Adjustments to reconcile net
       earnings to net cash provided
       by operating activities --
           Depreciation and
             amortization............     12,077         6,807
           Deferred interest.........      1,947         --
           Gain on sale of assets....     (1,597)         (398)
           Effect of exchange
             rates...................          7           393
           Deferred tax provision
             (benefit)...............      1,001           (51)
           Changes in assets and
             liabilities, net of
             effects of
             acquisitions --
                Trade receivables....     (5,122)       (6,029)
                Parts and supplies...     (2,475)       (1,040)
                Other current
                   assets............     (4,759)       (1,042)
                Accounts payable.....      2,988         7,949
                Accrued expenses and
                   other.............      1,141           450
                                        --------      --------
                      Net cash
                         provided by
                         operating
                        activities...     16,435        10,875
                                        --------      --------
INVESTING ACTIVITIES
     Purchase of net assets of
       acquired entities, including
        acquisition costs, less cash
       acquired......................     (1,999)      (22,054)
     Pre-funded construction costs...      --          (21,440)
     Purchases of property and
       equipment.....................    (34,426)      (12,375)
     Proceeds from short-term
       investments...................      1,009         1,004
     Proceeds from sales of property
       and equipment.................      6,603           724
     Other...........................       (473)           (6)
                                        --------      --------
                      Net cash used
                         in investing
                        activities...    (29,286)      (54,147)
                                        --------      --------
FINANCING ACTIVITIES
     Proceeds from issuance of common
       stock.........................        655        32,073
     Proceeds from debt borrowings...     22,682         4,663
     Reduction of debt...............     (5,410)         (420)
     Other...........................         93          (199)
                                        --------      --------
                      Net cash
                         provided by
                         financing
                        activities...     18,020        36,117
                                        --------      --------
NET INCREASE (DECREASE) IN CASH AND
  CASH
  EQUIVALENTS........................      5,169        (7,155)
CASH AND CASH EQUIVALENTS, beginning
  of period..........................      5,970         7,509
                                        --------      --------
CASH AND CASH EQUIVALENTS, end of
  period.............................   $ 11,139      $    354
                                        ========      ========

  The accompanying notes are an integral part of the consolidated financial statements.

                        PRIDE PETROLEUM SERVICES, INC.
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.  GENERAL

     The unaudited consolidated financial statements included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, pursuant to such rules and regulations. These unaudited consolidated financial statements should be read in conjunction with Pride Petroleum Services, Inc.'s (the "Company's") audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994. Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

     The unaudited consolidated financial information included herein reflects all adjustments, consisting only of normal recurring adjustments, which are necessary, in the opinion of management, for a fair presentation of the Company's financial position, results of operations and cash flows for the interim periods presented. The results of operations for the interim periods presented herein are not necessarily indicative of the results to be expected for full years.

2.  COMMITMENTS AND CONTINGENCIES

     The Company is routinely involved in litigation incidental to its business, which often involves claims for significant monetary amounts, some of which would not be covered by insurance. In the opinion of management, none of the existing litigation will have any material adverse effect on the Company's financial position or results of operations.

     The Company is self-insured with respect to physical damage or loss to its domestic vehicles, land rigs, and equipment (except for thirteen of its largest domestic land rigs). Thirteen of the Company's largest domestic land rigs and all of the Company's international land rigs are insured, with deductibles of generally $25,000 per occurrence. The Company's offshore platform rigs and barge rigs are insured with deductibles of $50,000 and $150,000, respectively. Presently, the Company has insurance deductibles of $250,000 per occurrence for domestic workers' compensation claims, $100,000 per occurrence for domestic automobile liability claims, and $250,000 for general liability claims. The Company further limits its exposure by maintaining an accident and health insurance policy with respect to its domestic employees with a deductible of $10,000 per occurrence. Coverages with respect to foreign operations for workers' compensation and automobile claims are subject to deductibles of generally $40,000 to $100,000 per occurrence.

     In July 1995, one of the Company's domestic land rigs was destroyed in an explosion and fire. The damaged rig was covered by insurance and the Company has received net insurance proceeds of $1,094,000. The Company recognized a gain from the insurance recovery of $1,049,000 which is included in other income in the accompanying unaudited consolidated statements of operations.

     The Company accrues expenses and liabilities for its estimated share of insured claims. As of September 30, 1995 and December 31, 1994, the Company had accrued approximately $9,846,000 and $11,111,000, respectively, for claims liabilities, of which $5,626,000 and $6,047,000, respectively, were included in current liabilities and $4,220,000 and $5,064,000, respectively, were reflected as other long-term liabilities in the accompanying unaudited consolidated balance sheet. As of September 30, 1995, the Company had letters of credit outstanding totaling $11,048,000. These letters of credit guarantee principally the Company's funding of its share of insured claims.

                        PRIDE PETROLEUM SERVICES, INC.
     NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  LONG-TERM DEBT

     Long-term debt at September 30, 1995 and December 31, 1994 consists of the following:

                                        SEPTEMBER 30,       DECEMBER 31,
                                             1995               1994
                                                 (IN THOUSANDS)
Limited-recourse secured term
loans................................      $ 43,117            $33,311
Secured term loans...................        12,590              8,860
Notes payable........................         7,025                200
Acquisition note payable.............         5,368             --
Revolving line of credit.............         2,773              3,325
Bank overdraft facility..............           700                  2
                                        --------------      -------------
                                             71,573             45,698
Less: current portion................        12,756              3,602
                                        --------------      -------------
                                           $ 58,817            $42,096
                                        ==============      =============

     The balance of the limited-recourse secured term loans at September 30, 1995 includes $9,172,000 of construction advances and $2,020,000 of accrued interest which was added to the principal amount of the loans during the first nine months of 1995. Approximately $73,000 of such accrued interest was capitalized as part of the cost of the related assets during the first nine months of 1995. Pursuant to the terms of the loan agreements, interest, which accrues at a rate of 9.61% per annum, was added to the principal amount of the loans until the first scheduled payment in July 1995, and is being paid from the proceeds of the related charter contracts in 109 equal monthly installments of principal and interest. In addition, a portion of contract proceeds are being held in trust to assure that timely payment of future debt service obligations is made. At September 30, 1995, $2,435,000 of such contract proceeds, which amount is included in cash and cash equivalents on the accompanying unaudited consolidated balance sheet, are being held in trust for the benefit of the lenders, and is not presently available for use by the Company.

     Borrowings pursuant to the secured term loans were increased by $5,170,000 during the first nine months of 1995 to finance certain additions to property and equipment.

     Notes payable include five notes payable to lending institutions totaling an aggregate $6,720,000 which are collateralized by selected property and equipment, financed insurance premiums in the amount of $255,000, and a note payable in the amount of $50,000 issued to the sellers of certain assets acquired by the Company during the first quarter of 1995.

     In March 1995, the Company entered into a note payable to two individuals in the amount of $5,964,000 as partial consideration for a business acquisition. The note bears interest at the rate of 8.5% per annum and is repayable in quarterly installments through March 2000. The acquisition note is collateralized by certain of the property and equipment of the acquired business.

     The Company had domestic revolving bank lines of credit of $23,000,000 as of September 30, 1995, and letters of credit totaling $11,048,000 outstanding against these facilities. Additionally, $2,773,000 of borrowings were outstanding thereunder. Cash and cash equivalents and a portion of accounts receivable have been pledged as security pursuant to these credit facilities.

4.  LEASES

     In September 1995, the Company entered into an agreement with a financial institution for the sale and leaseback of up to $10,000,000 of equipment to be used in the Company's business. As of September 30, 1995, the Company has received proceeds of $5,500,000 pursuant to this facility. The

                        PRIDE PETROLEUM SERVICES, INC.
     NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company has purchase and lease renewal options at projected future fair market values under the agreement. The lease has been classified as an operating lease for financial statement purposes. Rentals on the initial transaction are $1,167,000 annually. The net book value of the equipment has been removed from the balance sheet and the excess of $587,000 realized on the transaction has been deferred and will be amortized as a reduction of lease expense over the maximum lease term of five years.

5.  NET EARNINGS PER SHARE

     Net earnings per share has been computed based on the weighted average number of common shares outstanding during the applicable period. Common share equivalents have been included in periods in which their effect is dilutive. Common share equivalents include the number of shares issuable upon the exercise of stock options and warrants, less the number of shares that could have been repurchased with the exercise proceeds, using the treasury stock method. Fully diluted net earnings per share have not been presented as the results are not materially different.

6.  ACQUISITIONS

     In March 1995, the Company acquired all of the outstanding capital stock of X-Pert Enterprises, Inc. ("X-Pert") for aggregate consideration of approximately $10,000,000, consisting of $3,000,000 cash, a note payable to the selling shareholders in the amount of $5,964,000, and 200,000 shares of the Company's common stock.

     The assets acquired and liabilities assumed in the X-Pert acquisition were as follows:

                                        ASSETS (LIABILITIES)
                                           (IN THOUSANDS)
Cash and cash equivalents............         $  1,719
Trade receivables....................            2,254
Other current assets.................               80
Property and equipment...............           10,000
Other assets.........................              725
Accounts payable.....................             (648)
Accrued expenses.....................             (761)
Long-term debt.......................             (569)
Deferred income taxes................           (2,800)
                                            ----------
                                              $ 10,000
                                            ==========

     Unaudited pro forma results of operations assuming the acquisition of X-Pert had occurred on January 1, 1994, are as follows:

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,
                                       ------------------------
                                          1995         1994
                                        (IN THOUSANDS, EXCEPT
                                           PER SHARE DATA)

Revenues.............................  $   200,505  $   138,845
Net Earnings.........................  $    11,356  $     4,477
Earnings per share...................  $       .45  $       .23

     The pro forma results of operations presented above do not purport to be indicative of the results of operations of the Company that might have occurred nor are they indicative of future results.

                        PRIDE PETROLEUM SERVICES, INC.
     NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Also in March 1995, the Company acquired substantially all of the assets used in the fluids hauling business of McNeel Company, Inc. for total consideration of $400,000, consisting of $350,000 cash and a note payable to the sellers in the amount of $50,000.

     Each of the acquisitions discussed above was recorded using the purchase method of accounting. The operating results of each acquisition have been included in the Company's consolidated results of operations from the date of acquisition.

7.  ISSUANCES OF COMMON STOCK

     During the nine months ended September 30, 1995, 242,500 shares of the Company's common stock were issued pursuant to the exercise of employee stock options. The Company received proceeds of $655,000 in connection with the exercise of such employee stock options.

     In April 1995, the Company issued 87,000 shares of common stock pursuant to the contractual earnout provisions of an acquisition agreement to an individual who became a director of the Company in connection with such acquisition. The value of such shares, estimated to be $435,000 has been allocated to the acquired assets and will be amortized over the remaining useful lives of such assets. In June 1995, the Company entered into an agreement with the director, pursuant to which it issued 203,000 additional shares of common stock in exchange for the director's remaining contingent right to receive up to 73,000 common shares and the exercise of warrants to acquire an additional 500,000 shares of common stock on a net value basis. The value of the additional shares issued, estimated to be $1,624,000, was also allocated to the acquired assets.

     Also in April 1995, the Company issued 35,200 shares of common stock, having an estimated aggregate value of $220,000, as consideration for the purchase of support assets.

8.  SEGMENT INFORMATION

     The following table sets forth certain consolidated information with respect to the Company and its subsidiaries by industry segment.

                                        DOMESTIC      DOMESTIC
                                          LAND       OFFSHORE(1)    INTERNATIONAL      TOTAL
                                                            (IN THOUSANDS)
NINE MONTHS ENDED SEPTEMBER 30, 1995
Revenues.............................    $ 85,990      $37,564         $ 74,958       $198,512
Earnings from operations.............       4,574        5,074            9,791         19,439
Identifiable assets..................      78,514       55,521          122,783        256,818
Capital expenditures, including
  acquisitions.......................      15,202       12,852           20,349         48,403
Depreciation and amortization........       4,155        2,274            5,648         12,077

NINE MONTHS ENDED SEPTEMBER 30, 1994
Revenues.............................    $ 72,545      $11,229         $ 44,262       $128,036
Earnings from Operations.............       1,367        1,172            2,486          5,025
Identifiable assets..................      79,065       39,987           53,858        172,910
Capital expenditures, including
  acquisitions.......................       1,693       27,379           30,722         59,794
Depreciation and amortization........       3,843          539            2,425          6,807

------------
(1) The Company acquired its offshore operations in June 1994.

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE DEBENTURES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           ------------------------

                              TABLE OF CONTENTS

                                        PAGE
Prospectus Summary...................      3
Investment Considerations............      7
Price Range of Common Stock and
  Dividend Policy....................     10
Use of Proceeds......................     10
Capitalization.......................     11
Selected Financial Data..............     12
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................     13
Business.............................     20
Management...........................     30
Security Ownership of Management and
  Certain Beneficial Owners..........     31
Description of Debentures............     32
Description of Capital Stock.........     41
Underwriting.........................     44
Legal Matters........................     45
Independent Public Accountants.......     45
Available Information................     45
Incorporation of Certain Documents by
  Reference..........................     46
Index to Financial Statements........    F-1

                                  $70,000,000

                                     PRIDE
                                   PETROLEUM
                                    SERVICES

                        6 1/4% CONVERTIBLE SUBORDINATED
                              DEBENTURES DUE 2006

                         ------------------------------
                                   PROSPECTUS
                         ------------------------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                             ROBERT W. BAIRD & CO.
                                  INCORPORATED

                         MORGAN KEEGAN & COMPANY, INC.

                                January 22, 1996